Form 10KSB, Exhibit 13
period 1998-09-30
COLUMBIA FINANCIAL OF KENTUCKY INC
filed 1998-12-29
CIK 1051000

EXHIBIT 13

                   PORTIONS OF 1998 REPORT TO SHAREHOLDERS
                   ---------------------------------------


                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

General

Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operation of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to the Consolidated Financial Statements and the other sections contained in this Annual Report.

The Company's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The Company's results of operations are also affected by the provision for loan losses, resulting from management's assessment of the adequacy of the allowance for loan losses, the level of its other income, the level of its other expenses, and income tax expense.

Net income for fiscal 1998, 1997 and 1996 totaled $744,000, $553,000 and $388,000, respectively. Net Income during such periods primarily resulted from net interest income, which was $4.1 million, $3.5 million and $ 3.6 million, respectively, for fiscal 1998, 1997 and 1996. Net interest income is determined by the interest rate spread and the amount of interest-earning assets and interest-bearing liabilities. During fiscal 1998, 1997 and 1996, the Bank's average interest rate spread was 2.92%, 2.97% and 2.94%, respectively. In addition, at September 30, 1998, 1997, and 1996, the ratio of interest-earning assets to interest-bearing was 120.76%, 111.29% and 110.89%, respectively.

In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the Company's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and market interest rates generally and in the Company's market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

1. Management's determination of the amount of and adequacy of the allowance for loan losses;
2.    The effect of changes in interest rates; and
3. Management's opinion as to the effects of recent accounting pronouncements on the Company's consolidated financial statements.

Asset and Liability Management

      The Bank has sought to reduce exposure of its earnings to changes in market interest rates by managing asset and liability maturities and interest rates through the origination of adjustable-rate mortgage loans ("ARMs"), the purchase of adjustable-rate mortgage-backed securities and the offering of more competitive rates on longer term deposits. Also, the Bank has purchased shorter term and available-for-sale investments as an additional way to reduce its exposure to changes in market rates. If the Bank's assets mature or reprice more quickly or to a greater extent than its liabilities, the Bank's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Bank's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

      As a result of the Bank's efforts, as of September 30, 1998, $7.7 million or 14.4% of the Bank's portfolio of one- to four-family residential mortgage loans consisted of ARMs and $9.4 million or 42.3% of the Bank's portfolio of mortgage-backed securities had adjustable rates.

      With respect to liabilities, the Bank prices deposit accounts based upon competitive factors. Pursuant to this policy, the Bank has generally neither engaged in sporadic increases or decreases in interest rates paid nor offered the highest rates available in its deposit market except upon specific occasions to control deposit flow or when market conditions have created opportunities to attract longer-term deposits. In addition, the Bank does not pursue an aggressive growth strategy which would force the Bank to focus exclusively on competitors' rates rather than affordability. This policy has assisted the Bank in controlling its cost of funds.

Net Portfolio Value

      Columbia Federal, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, Columbia Federal uses the Net Portfolio Value ("NPV") methodology recently adopted by the OTS as part of its capital regulations. Although the implementation of such regulation has been delayed and Columbia Federal is not subject to the NPV regulation because the regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, the application of the NPV methodology may illustrate Columbia Federal's interest rate risk.

      Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis points (1 basis point equals .01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If the NPV would decrease more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of the institution's risk-based capital.

      Utilizing this measurement concept, at September 30, 1998, there would have been a decrease in the Bank's NPV of approximately 3.5% of the present value of its assets, assuming a 200 basis point increase in interest rates.

      Presented below, as of September 30, 1998, is an analysis the Bank's interest rate risk as measured by changes in NPV for instantaneous and substantial parallel shifts of 100 basis points in market interest rates. The table also contains the policy limits set by the Board of Directors of the Bank as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and the Bank's strong capital position.

      As illustrated in the table, the Bank's NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates decline. As a result, in a rising interest rate environment, the amount of interest Columbia Federal would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest the Bank would pay on its deposits would increase rapidly because the Bank's deposits generally have shorter periods to repricing. The following table uses OTS assumptions.


                                          At September 30, 1998
                                       --------------------------
                                          $ Change
 Change in Interest     Board Limit        in NPV        % Change
Rates (basis points)      % Change     (In Thousands)     in NPV
-----------------------------------------------------------------

       +400                (60)%          $(9,246)         (30)%
       +300                (45)%           (6,695)         (22)%
       +200                (30)%           (4,168)         (14)%
       +100                (15)%           (1,869)          (6)%
         --                 --                 --           --
       -100                (15)%            1,556            5%
       -200                (30)%            3,367           11%
       -300                (45)%            5,567           18%
       -400                (60)%            7,853           26%


Changes in Financial Condition from September 30, 1997 to September 30, 1998

      General. The Company's assets totaled $117.8 million at September 30, 1998, an increase of $13.8 million, or 13.3%, from $104.0 million at September 30, 1997. The increase resulted in primarily from a $3.1 million increase in available-for-sale securities, a $5.9 million increase in held-to-maturity securities and a $4.5 million increase in mortgage-backed securities. Deposits decreased $10.7 million.

      Liquid Assets and Investments. Cash and cash equivalents totaled $6.3 million at September 30, 1998, a decrease of $567,000, or 8.3%, from the total at September 30, 1997. The decrease resulted primarily from use of cash to purchase investment securities and mortgage-backed securities and to fund deposit withdrawals.

      The increase in investments and mortgage-backed securities were purchased with the funds received in conjunction with the Company's initial public stock offering (the "offering"), which was completed on April 15, 1998.

      Loans Receivable. Net loans receivable equaled $62.2 million at September 30, 1998, compared to $61.6 million at September 30, 1997, a 1% increase, attributable to loans being originated more rapidly than loans were being repaid.

      Allowance for Losses on Loans. The Bank's allowance for loan losses totaled $300,000 at September 30, 1998 and September 30, 1997. The allowance represented .48% of total loans at September 30, 1998 and .49% of total loans at September 30, 1997. As of September 30, 1998, nonperforming loans totaled $173,000, which was .28% of total loans. As of September 30, 1997, there was $601,000 in performing loans, which was .98% of total loans at that date. Of such amount, $473,000 was due from one borrower with 18 loans.

      Although management believes that its allowance for loan losses at September 30, 1998, was adequate based upon the available facts and circumstances, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect the Company's results of operations.

      Deposits. Total deposits decreased by $10.7 million, to $79.5 million, at September 30, 1998, from $90.2 million at September 30, 1997. This decrease resulted primarily from depositors withdrawing funds to purchase common shares in the conversion. At September 30, 1998, certificates of deposit that will mature within one year accounted for 59.0% of Columbia Federal's deposit liabilities.

     Average Balances, Net Interest Income and Yields Earned and Rates Paid

      The following average balance sheet table sets forth for the periods indicated information regarding: (i) the total dollar amounts of interest income on interest-earning assets and the resulting average yields; (ii) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs; (iii) net interest income; (iv) interest rate spread; (v) net interest-earning assets (interest-bearing liabilities); (vi) the net yield earned on interest-earning assets; and (vii) the ratio of average interest-earning assets to average interest-bearing liabilities. Information is based on average monthly balances during the periods presented.


                                                                     Year Ended September 30,
                               ---------------------------------------------------------------------------------------------------
                                            1998                              1997                              1996
                               -------------------------------   -------------------------------   -------------------------------
                               Average               Average     Average               Average     Average               Average
                               Balance   Interest   Yield/Rate   Balance   Interest   Yield/Rate   Balance   Interest   Yield/Rate
                               ---------------------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)

Interest-earning assets:
  Total loans, net(1)          $ 62,388   $5,392       8.64%     $ 67,405   $5,802       8.61%     $ 68,269   $5,869       8.60%
  Mortgage-backed securities     18,870    1,263       6.69%       16,723    1,143       6.83%       17,884    1,214       6.79%
  Investment securities          18,419    1,108       6.02%       14,508      854       5.89%       15,498      876       5.65%
  Other interest-earning
   assets                        10,504      512       4.87%        3,755      197       5.25%        4,494      239       5.32%
                               ------------------------------------------------------------------------------------------------
  Total interest-earning
   assets                       110,181    8,275       7.51%      102,391    7,996       7.81%      106,145    8,198       7.72%
Noninterest-earning assets        2,778                             2,936                             2,493
                               --------                          --------                          --------
    Total assets                112,959                           105,327                           108,638
                               ========                          ========                          ========

Interest-bearing liabilities:
  NOW Accounts                    4,265      100       2.34%        4,068      100       2.46%        4,375      109       2.49%
  Money Market Accounts          16,740      403       2.41%       12,512      383       3.06%       14,438      453       3.14%
  Passbook Savings Accounts      13,325      391       2.93%       13,361      403       3.02%       13,423      412       3.07%
  Certificates of Deposits       56,911    3,297       5.79%       61,646    3,540       5.74%       63,483    3,604       5.68%
  FHLB Borrowings                    --       --         --           417       25       6.00%           --       --         --
                               ------------------------------------------------------------------------------------------------
    Total interest-bearing
     liabilities                 91,241    4,191       4.59%       92,004    4,451       4.84%       95,719    4,578       4.78%
                               --------                          --------                          --------
Noninterest-bearing
 liabilities                      1,103                               448                               422
                               --------                          --------                          --------
    Total liabilities            92,344                            92,452                            96,141
                               --------                          --------                          --------
Shareholders' equity             20,615                            12,875                            12,497
                               --------                          --------                          --------
    Total liabilities and
     equity                     112,959                           105,327                           108,638
                               ========                          ========                          ========

Net interest income/interest
 rate spread                              $4,084       2.92%                $3,545       2.97%                $3,620      2.94%
                                          ======     ======                 ======     ======                 ======    ======
Net interest margin(2)                                 3.71%                             3.46%                            3.41%
                                                     ======                            ======                           ======
Ratio of average interest-
 earning assets to average
 interest-bearing liabilities                        120.76%                           111.29%                          110.89%
                                                     ======                            ======                           ======
                                                     ======

--------------------
<F1>  Total loans, net, include nonaccruing loans.
<F2>  Net interest margin is net interest income divided by interest-earning assets.


                           Rate / Volume Analysis

      The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Bank's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.


                                                            Year Ended September 30,
                                      ------------------------------------------------------------------------
                                                1998 vs. 1997                          1997 vs. 1996
                                      ----------------------------------    ----------------------------------
                                           Increase                              Increase
                                      (Decrease) Due to                     (Decrease) Due to
                                      -----------------                     -----------------
                                                          Total Increase                        Total Increase
                                      Rate       Volume     (Decrease)      Rate       Volume     (Decrease)
                                      ------------------------------------------------------------------------
                                                                  (In Thousands)

Interest Income Attributable to:
  Interest-Bearing Deposits           $(14)       $328         $314         $(3)        $ (39)       $(42)
  Investment Securities                 21         233          254          34           (56)        (22)
  Mortgage-Backed Securities           (25)        145          120           8           (79)        (71)
  Loans Receivable                      21        (430)        (409)          7           (74)        (67)
                                      -------------------------------------------------------------------
    Total Interest Income                3         276          279          46          (248)       (202)
                                      -------------------------------------------------------------------
Interest Expense Attributable to:
  NOW Accounts                          (5)          5            -          (1)           (8)         (9)
  Money Market Accounts                (81)        101           20         (10)          (60)        (70)
  Passbook Savings Accounts            (11)         (1)         (12)         (7)           (2)         (9)
  Certificates of Deposit               30        (273)        (243)         40          (104)        (64)
  FHLB Advances                          -         (25)         (25)          -            25          25
                                      -------------------------------------------------------------------
    Total Interest Expense             (67)       (193)        (260)         22          (149)       (127)
                                      -------------------------------------------------------------------
  Increase (Decrease) in Net
   Interest Income                    $ 70        $469         $539         $24         $ (99)       $(75)
                                      ===================================================================


Comparison of Results of Operations for the Years Ended
 September 30, 1998 and 1997

      General. The Company recorded net income of $744,000 for the year ended September 30, 1998, compared to $553,000 for the year ended September 30, 1997. The increase resulted primarily from an increase in net interest income of $539,000, a decrease in provision for loan losses of $39,000 and an increase of $23,000 in non-interest income. Such changes were partially offset by a $330,000 increase in other expenses.

      Net Interest Income. Interest income increased $279,000 for the year ended September 30, 1998, compared to the year ended September 30, 1997. This was a result of a $7.8 million increase in average interest-earning assets from $102.4 million for the year ended September 20, 1997 to $110.2 million for the year ended September 30, 1998. This increase in interest-earning assets was partially offset by a reduction in yield from 7.81% to 7.51% for the year ended September 30, 1998. The increase in interest-earning assets is a result of investing the net proceeds from the sale of the Company's shares in connection with the conversion.

      Interest expense for the year ended September 20, 1998 was $4.2 million, a decrease of $260,000 or 5.84%. The decrease in interest expense was a result of a decrease of $763,000 in the average balance of interest-bearing liabilities and a decrease in the cost of funds from 4.84% for the year ended September 30, 1997 to 4.59% for the year ended September 30, 1998.

      The Company's net interest rate spread was 2.92% for the year ended September 30, 1998, compared to 2.97% for the year ended September 30, 1997.

      Provision for Loan Losses. For the year ended September 30, 1998, the provision for loan losses was $74,000, a decrease of $39,000, or 34.5%, compared to the year ended September 30, 1997. Historically, management has emphasized the Bank's loss experience over other factors in establishing provision for losses on loans. During the years ended September 30, 1998 and 1997, management determined that other factors should also be considered in determining reasonably estimable losses on loans. Among the other factors to be considered are the nature of the portfolio, credit concentrations, an analysis of specific loans in the assessment of general trends in relevant real estate markets and current and prospective economic conditions, including property values, employment rates, interest rates and other conditions that affect a borrower's ability to comply with repayment terms. Based upon these considerations, management decided the allowance for loan losses should be $300,000 for September 30, 1998, the same balance as September 30, 1997.

      In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgements different from those of management.
Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control. There can be no assurance that the amount of past or future provisions for losses on loans or the balance of the allowance for losses on loans account will be adequate to absorb actual losses on loans in the future.

      Non-interest Income and Non-interest Expense. Non-interest income increased $23,000, or 26.14%, to $111,000 for the year ended September 30, 1998, compared to $88,000 for the same period in 1997. This increase was primarily due to an increase in fee income. Non-interest expense increased $330,000 or 12.37%, to $3.0 million. The primary reasons for this increase were an increase in salaries and employee benefits of $241,000, an increase in office expense of $40,000, an increase in other expenses of $61,000 and an increase in advertising expense of $13,000. These increases were primarily the result of costs associated with the ESOP, the relocation of the Florence office, which increased advertising, furniture, telephone and stationary costs, and costs associated with the operation of a public company. These increases were partially offset by a $28,000 decrease in federal deposit insurance premiums as a result of the recapitalization of the Savings Association Insurance Fund.

Comparison of Results of Operations for the Years Ended
 September 30, 1997 and 1996

      General. The Company's net income for the year ended September 30, 1997, was $553,000, an increase of approximately $165,000, or 42.5%, from the $388,000 in net income recorded for the year ended September 30, 1996. The increase in income resulted primarily from a one-time deposit insurance assessment of $592,000 in 1996, which was partially offset by a $202,000 reduction in interest income in fiscal year 1997. Net income for the year ended September 30, 1996, would have been $779,000 if the one-time assessment had not been assessed.

      Net Interest Income. Total interest income was $8.0 million for the year ended September 30, 1997, a $202,000 or 2.5% decrease from the comparable 1996 period. Interest income on loans totaled $5.8 million in 1997, a decrease of $67,000 or 1.1%, from 1996. The decrease resulted primarily from the decline of $864,000 in average balances outstanding due to the repayment of loans more rapidly than loans were originated. Interest income on investment securities and interest-bearing deposits totaled $1.1 million in 1997, a decrease of $64,000 or 5.7%, from 1996. The decrease resulted primarily from the decline of $1.7 million in average balances outstanding to $18.3 million for the year ended September 30, 1997.
Interest income on mortgage-backed securities decreased by $71,000 or 5.8%, during fiscal year 1997, as compared to 1996, as a result of a decline of $1.2 million in the average balance outstanding.

      Interest expense on deposits totaled $4.4 million for the year ended September 30, 1997, a decrease of $152,000 or 3.3%, from the comparable 1996 period. This decrease was due primarily to a $4.1 million decrease in the average balances outstanding, coupled with a 6 basis point (100 basis points equals 1%) increase in the average cost of deposits, from 4.78% in the 1996 period to 4.84% in the 1997 period.

      As a result of the foregoing changes in interest income and interest expense, net interest income declined by $75,000 or 2.1%, for the year ended September 30, 1997, compared to fiscal 1996. The interest rate spread increased by 3 basis points, from 2.94% in 1996 to 2.97% in 1997, while the net interest margin increased by 5 basis points, from 3.41% in 1996 to 3.46% in 1997.

      Provision for Losses on Loans. The provision for losses on loans for the year ended September 30, 1997, was $113,000 compared to $8,000 for the year ended September 30, 1996. The allowance for losses on loans was increased in fiscal year 1997 due, in part, to an increase in nonperforming loans. Nonperforming loans totaled $601,000 at September 30, 1997, and $177,000 at September 30, 1996. The Bank's allowance for losses on loans totaled $300,000 at September 30, 1997, an increase of $111,000 over the balance at September 30, 1996. The increase is primarily due to delinquencies by one individual with eighteen loans. These loans were brought current in October 1997.

      The amount of the provision for losses on loans for the year ended September 30, 1997 was determined to be necessary by management to bring the reserve to a level considered to be appropriate based on these additional factors. The $105,000 increase in the provision for losses on loans equaled approximately 25% of the increase in the amount of loans delinquent more than 90 days, which were in the process of collection.

      Non-interest Income and Non-interest Expense. Non-interest income, primarily service fees from NOW accounts, safe-deposit box rental receipts and fees on the sale of money orders and traveler's checks, totaled $88,000 for the year ended September 30, 1997, a decrease of $8,000 or 8.3%, from the 1996 amount.

      Non-interest expense totaled $2.7 million for the year ended September 30, 1997, a decrease of $453,000 or 14.5% from the 1996 fiscal year amount.
 The decrease resulted primarily from a $721,000 or 89.1% decrease in federal deposit insurance premiums, which was partially offset by a $222,000 or 15.2% increase in salaries and employee benefits, a $14,000 or 6.1% increase in occupancy expense and a $21,000 or 10.9% increase in other expenses. The decrease in federal deposit insurance premiums was primarily attributable to the one-time SAIF recapitalization assessment of approximately $592,000 in 1996 and the decrease in premiums in 1997. The increase in salaries and employee benefits resulted primarily from normal merit increases, bonuses and the addition of a loan officer. Non-interest expense can be expected to increase after the Conversion due to the expense associated with the ESOP and the RRP, as well as the increased costs associated with the SEC reporting requirements and other expenses for a public company.

      Federal Income Tax Expense. The provision for federal income taxes was $300,000 for the year ended September 30, 1997, an increase of $100,000 or 50.0%, from the provision recorded in fiscal 1996. The increase resulted primarily from a $265,000 or 45.1% increase in earnings before taxes. The effective tax rates were 35.2% and 34.0% for the years ended September 30, 1997 and 1996, respectively.

Liquidity and Capital Resources

      The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, borrowings, amortization, prepayments and maturities of outstanding loans, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled loan amortization and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Bank invests excess funds in overnight deposits and other short-term interest-earning assets which provide liquidity to meet lending requirements. The Bank has generally been able to generate enough cash through the retail deposit market, its traditional funding source, to offset the cash utilized in investing activities. As an additional source of funds, the Bank may borrow from the FHLB of Cincinnati. At September 30, 1998, the Bank had no outstanding advances from the FHLB of Cincinnati.

      Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as overnight deposits. On a longer-term basis, the Bank maintains a strategy of investing in various lending products. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals and fund loan commitments. At September 30, 1998, the total approved loan commitments outstanding, excluding construction loans, amounted to $719,000. At the same date, the unadvanced portion of construction loans approximated $2,759,000. Certificates of deposit scheduled to mature in one year or less at September 30, 1998 totaled $31.2 million. The Bank did not have any investment securities or mortgage-backed securities scheduled to mature in one year or less at September 30, 1998. Management believes that a significant portion of maturing deposits will remain with the Bank. The Bank anticipates that it will continue to have sufficient funds to meet its current commitments.

      The Bank is required by the OTS to maintain average daily balances of liquid assets and short-term liquid assets (as defined) in amounts equal to 5% and 1%, respectively, of net withdrawable deposits and borrowings payable in one year or less to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The liquidity requirements may vary from time to time at the direction of the OTS depending upon economic conditions and deposit flows. The Bank generally maintains a liquidity ratio of between 5% and 10% of its net withdrawable deposits and borrowings payable in one year or less. The Bank's average monthly liquidity ratio for September 1998 was 31.8%.

      Federally insured savings institutions are required to satisfy three different OTS capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8% of "risk-weighted" assets. For purposes of the regulation, core capital is defined as common shareholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and qualifying supervisory goodwill. Core capital is generally reduced by the amount of a savings institution's intangible assets, although limited exceptions to the deduction of intangible assets are provided for purchased mortgage servicing rights, qualifying supervisory goodwill and certain other intangibles, all of which are currently not relevant to the calculation of the Bank's regulatory capital. Tangible capital is core capital less all intangible assets, with a limited exception for purchased mortgage servicing rights. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of the Bank includes a general valuation allowance for losses on loans of $300,000 at September 30, 1998.

      Under the "prompt corrective action" regulations of the OTS, a savings bank that has not received the highest possible examination rating may become subject to corrective action if its core capital is less than 4% of its adjusted total assets.

      The Bank substantially exceeded each of the above-described regulatory capital requirements at September 30, 1998. See Note 18 of the Notes to the Financial Statements for additional information on these regulatory capital requirements.

Impact of Inflation and Changing Prices

      The consolidated financial statements of the Company and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

      Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

Recent Accounting Pronouncements

      In February 1997, the Financial Accounting Standards Board ("FASB") released Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings Per Share and makes them comparable to international EPS standards. It replaces the presentation of basic and diluted EPS on the face of the numerator and denominator of the diluted EPS computation.

      Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15.

      SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires restatement of all prior-period EPS data presented. SFAS No. 128 will not have a material effect on the disclosure required for the Company.

      In March 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure." Statement No. 129 continues the existing requirements to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. Specifically, the Statement requires all entities to provide the capital structure disclosures previously required by Opinion 15. Companies that were exempt from the provisions of Opinion 15 will now need to make those disclosures. SFAS No. 129 will not have a material effect on the disclosure required for the Company.

      In July 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the Statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events during the period other than transactions with owners ("Comprehensive income"). Comprehensive income is the total of net income and all other nonowner changes in equity. The Statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted. SFAS No. 130 will not have a material effect on the disclosure required for the Company.

      In July, the FASB issued SFAS No. 131, "Disclosures About Segments of
an Enterprise and Related Information."   Statement No. 131 requires
disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards.
 The Statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted. SFAS No. 131 will not have a material effect on the disclosure required for the Company.

Year 2000 Readiness

      Because the Bank's operations rely extensively on computer systems, the Bank is addressing problems associated with the possibility that computer systems will not recognize the year 2000 ("Y2K") correctly. The Bank has developed a Year 2000 Plan, which was presented to the Board of Directors in 1997. The Board of Directors appointed a Year 2000 Committee, which reports to the Board of Directors quarterly.

      The Bank relies primarily on third-party vendors for its computer output and processing, as well as other significant functions and services, such as securities safekeeping services, ATM service, and wire transfers. The Year 2000 Committee is working with the vendors to assess their Y2K readiness. Based upon an initial assessment, the Board of Directors believes that with planned modifications to existing software and hardware and planned conversions to new software and hardware, the third-party vendors are taking the appropriate steps to ensure that critical systems will function properly. The planned modifications and conversions should be completed and tested by June 30, 1999.

      All date-dependent equipment and related software throughout the Bank have been inventoried and tested for Y2K capabilities. Equipment identified as not being Y2K compatible has been replaced. The Bank has estimated that the cost for new hardware and software will be approximately $15,000.

      If the modifications and conversions by both third-party vendors and the Bank are not completed on a timely basis or if they fail to function properly, the operations and financial condition of the Company could be materially adversely affected. The Bank is developing contingency plans for continued operations in the event of system failure.

      In addition, financial institutions may experience increases in problem loans and credit losses in the event that borrowers fail to prepare properly for Y2K, and higher funding costs could result if consumers react to publicity about the issue by withdrawing deposits. The Bank is assessing such risks among its customers. The Company could also be materially adversely affected if other third parties, such as governmental agencies, clearing houses, telephone companies, utilities and other service providers fail to prepare properly. The Bank is therefore attempting to assess these risks and take action to minimize their effect.


             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                           FORT MITCHELL, KENTUCKY

                    CONSOLIDATED FINANCIAL STATEMENTS AND
                        INDEPENDENT AUDITORS' REPORT

                      September 30, 1998, 1997 and 1996


                                                               PAGE


Independent Auditors' Report                                    49


Consolidated Financial Statements

  Consolidated Statements of Financial Condition                50

  Consolidated Statements of Income                             51

  Consolidated Statements of Shareholders' Equity               52

  Consolidated Statements of Cash Flows                         53

  Notes to the Consolidated Financial Statements               54-75


                                              250 Grandview Drive, Suite 300
                                               Fort Mitchell, KY  41017-5610
VonLehman & Company Inc.
----------------------------------------------------------------------------
Certified Public Accountants and Business Advisors
                                              4221 Malsbary Road, Suite 102
                                               Cincinnati, Ohio  45242-5502





                        INDEPENDENT AUDITORS' REPORT



Board of Directors
Columbia Financial of Kentucky, Inc. and Subsidiary
Fort Mitchell, Kentucky


We have audited the accompanying consolidated statements of financial condition of Columbia Financial of Kentucky, Inc. and Subsidiary as of September 30, 1998 and 1997 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years ended September 30, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
 An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Columbia Financial of Kentucky, Inc. and Subsidiary at September 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the years ended September 30, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.




                                       VonLehman & Company Inc.

Fort Mitchell, Kentucky
November 10, 1998


COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                           FORT MITCHELL, KENTUCKY
               CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      (In Thousands, Except Share Data)

                                   ASSETS


                                                         September 30,
                                                    ----------------------
                                                      1998         1997
                                                    --------      --------

Assets
  Cash and Due from Banks                           $    631      $    612
  Interest Bearing Deposits in Other Banks             5,629         6,215
                                                    ----------------------

      Total Cash and Cash Equivalents                  6,260         6,827

  Investment Securities
    Held to Maturity, At Cost (Market Value of
     $19,148 for 1998 and $13,068 for 1997)           18,980        13,069
    Available-for-Sale, At Market Value                4,091         1,003
  Mortgage-Backed Securities, At Cost (Market
   Value of $22,604 for 1998 and $17,893 for 1997)    22,352        17,862
  Loans Receivable, Net                               62,161        61,578
  Interest Receivable                                    891           712
  Premises and Equipment, Net                          1,625         1,595
  Federal Home Loan Bank Share, At Cost                1,354         1,260
  Federal Income Tax - Refund Receivable                   -            13
  Other Assets                                            86            87
                                                    ----------------------

      Total Assets                                  $117,800      $104,006
                                                    ======================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Deposits                                          $ 79,484      $ 90,195
  Advances from Borrowers for Taxes
   and Insurance                                         343           460
  Accrued Federal Income Tax Liability                     5             -
  Deferred Federal Income Tax Liability                  172           162
  Other Liabilities                                       78            98
                                                    ----------------------

      Total Liabilities                               80,082        90,915
                                                    ----------------------

Commitments and Contingencies

Shareholders' Equity
  Preferred Shares of $0 Par Value; 1,000,000
   Shares Authorized; No Shares Issued or
   Outstanding as of 1998                                  -             -
  Common Shares of $0 Par Value; 6,000,000
   Shares Authorized; 2,671,450 Shares Issued
   and Outstanding as of 1998                              -             -
  Additional Paid in Capital                          25,821             -
  Unearned ESOP Shares                                (1,937)            -
  Retained Earnings - Substantially Restricted        13,834        13,090
  Unrealized Gain  on Available-for-Sale
   Securities, Net of Related Taxes                        -             1
                                                    ----------------------

      Total Shareholders' Equity                      37,718        13,091
                                                    ----------------------

      Total Liabilities and Shareholders' Equity    $117,800      $104,006
                                                    ======================


See auditors' report and accompanying notes.

             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                           FORT MITCHELL, KENTUCKY
                      CONSOLIDATED STATEMENTS OF INCOME
                      (In Thousands, Except Share Data)


                                               Years Ended September 30,
                                            ------------------------------
                                             1998        1997        1996
                                             ----        ----        ----

Interest Income
  Loans                                     $5,392      $5,802      $5,869
  Mortgage-Backed Securities                 1,263       1,143       1,214
  Investments                                1,108         854         876
  Interest-Bearing Deposits                    512         197         239
                                            ------------------------------

      Total Interest Income                  8,275       7,996       8,198
                                            ------------------------------

Interest Expense
  Deposits                                   4,191       4,426       4,578
  FHLB Advances                                  -          25           -
                                            ------------------------------

      Total Interest Expense                 4,191       4,451       4,578
                                            ------------------------------

Net Interest Income                          4,084       3,545       3,620

Provision for Losses on Loans                   74         113           8
                                            ------------------------------

      Net Interest Income After
       Provision for Losses on Loans         4,010       3,432       3,612
                                            ------------------------------

Non-Interest Income                            111          88          96
                                            ------------------------------

General & Administrative Expense
  Salaries and Employee Benefits             1,921       1,680       1,458
  Occupancy Expense of Premises                244         242         228
  Federal Deposit Insurance Premiums            60          88         809
  Data Processing Services                     114         112         109
  Advertising                                  119         106         104
  Personal Property Tax                         98          99         101
  Office Expenses                              166         126         118
  Other                                        275         214         193
                                            ------------------------------

      Total General & Administrative
       Expense                               2,997       2,667       3,120
                                            ------------------------------

      Income Before Federal Income
       Tax Expense                           1,124         853         588

Federal Income Tax Expense                     380         300         200
                                            ------------------------------

      Net Income                            $  744      $  553      $  388
                                            ==============================

Earnings Per Common Share                   $ 0.22      $  N/A      $  N/A
                                            ==============================


See auditors' report and accompanying notes.

             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                              (In Thousands)


                                     Additional     Shares                     Gains        Total
                                       Paid-In     Acquired      Retained      on AFS    Shareholders'
                                       Capital      By ESOP      Earnings    Securities     Equity
                                     ----------    --------      --------    ----------  -------------

Balance at September 30, 1995          $     -      $     -       $12,149      $  -         $12,149
Net Income                                   -            -           388         -             388
                                       ------------------------------------------------------------

Balance at September 30, 1996                -            -        12,537         -          12,537
Net Income                                   -            -           553         -             553
Unrealized Gain on AFS Securities,
  Net of Tax Effect                          -            -             -         1               1
                                       ------------------------------------------------------------

Balance at September 30, 1997                -            -        13,090         1          13,091
Net Income                                   -            -           744         -             744
Disposal of AFS Securities                   -            -             -        (1)             (1)
Proceeds from Public Offering           25,930       (2,137)            -         -          23,793
ESOP Common Shares Released
 for Allocation                             63          200             -         -             263
Dividends Declared                        (172)           -             -         -            (172)
                                       ------------------------------------------------------------

Balance at September 30, 1998          $25,821      $(1,937)      $13,834      $  -         $37,718
                                       ============================================================


See auditors' report and accompanying notes.

             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                           FORT MITCHELL, KENTUCKY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (In Thousands)


                                                           Years Ended September 30,
                                                      ----------------------------------
                                                        1998          1997         1996
                                                      --------      -------      -------


Cash Flows From Operating Activities
  Net Income                                          $    744      $   553      $   388
  Reconciliation of Net Income with
   Cash Flows from Operations
    Depreciation                                           102           86           54
    Provision for Losses on Loans                           74          113            8
    Amortization of Premiums and Discounts                   -            1          (14)
    Shares Released to ESOP                                263            -            -
    FHLB Stock Dividends                                   (94)         (86)         (79)
    Deferred Federal Income Tax                             10          228         (139)
    Gain on Sale of REO                                     (2)           -            -
    Changes In
      Interest Receivable                                 (179)         106         (111)
      Other Assets                                           1           88           19
      Federal Income Tax Receivable / Liability             18          (20)         100
      Other Liabilities                                    (20)        (536)         585
                                                      ----------------------------------

      Net Cash Provided by Operating Activities            917          533          811
                                                      ----------------------------------

Cash Flows From Investing Activities
  Investment Securities
    Purchased                                          (20,502)      (6,074)      (2,501)
    Matured                                             11,503        7,000        1,000
  Mortgage-Backed Securities
    Purchased                                           (9,103)      (2,377)      (5,247)
    Principal Collected                                  4,613        3,266        3,298
  Loan Originations and Repayments, Net                   (737)       5,939          529
  Proceeds from Sale of Real Estate Owned                   81          110           23
  Purchases of Premises and Equipment                     (132)        (352)        (526)
                                                      ----------------------------------

      Net Cash (Used) Provided by Investing
       Activities                                      (14,277)       7,512       (3,424)
                                                      ----------------------------------

Cash Flows From Financing Activities
  Advances from Borrowers for
    Taxes and Insurance                                   (117)         197          (37)
  Change in Deposits                                   (10,711)      (4,462)      (1,149)
  Dividends Paid                                          (172)           -            -
  Net Proceeds from Issuance of Common Shares           23,793            -            -
  Payments on Advances From FHLB                             -       (2,000)           -
  Proceeds from FHLB Advances                                -        2,000            -
                                                      ----------------------------------

      Net Cash (Used) Provided by Financing
       Activities                                       12,793       (4,265)      (1,186)
                                                      ----------------------------------

      Change in Cash and Cash Equivalents                 (567)       3,780       (3,799)

Cash and Cash Equivalents, Beginning of Year             6,827        3,047        6,846
                                                      ----------------------------------

      Cash and Cash Equivalents, End of Year          $  6,260      $ 6,827      $ 3,047
                                                      ==================================

See auditors report and accompany notes.


             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                           FORT MITCHELL, KENTUCKY
               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ACCOUNTING POLICIES

Columbia Financial of Kentucky, Inc. (the Company) provides financial services to individuals and corporate customers, and is subject to competition from other financial institutions. The Company is also subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities.

The Company is a holding company whose activities are primarily limited to holding the stock of Columbia Federal Savings Bank (the Bank). The Bank conducts a general banking business in Northern Kentucky, which consists of attracting deposits from the general public and primarily applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Bank's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside management's control.

Basis of Presentation

The consolidated financial statements include the accounts of Columbia Financial of Kentucky, Inc. and its subsidiary, Columbia Federal Savings Bank. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains appraisals for significant properties.

Substantial portions of the Banks' loans are secured by real estate in local markets. In addition, foreclosed real estate is located in this same market. Accordingly, the ultimate collectibility of a substantial portion of the Banks' loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Investment Securities

The Company's investments in securities are classified in three categories and accounted for as follows:

      Trading Securities

      Government bonds held principally for resale in the near term and mortgaged-backed securities held for sale in conjunction with the Company's mortgage banking activities are classified as trading securities and recorded at their fair market values. Unrealized gains and losses on trading securities are included in other income. The Company currently has no investments in this category.

      Securities Held to Maturity

      Bonds, notes and debentures that the Company has the positive intent and ability to hold until maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

      Securities Available-for-Sale

      Securities available-for-sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as securities to be held to maturity. Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of equity until realized.

      Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank System (FHLB), is required to maintain an investment in capital stock of the FHLB of Cincinnati. The stock is recorded at cost, which represents anticipated redemption value.

Mortgage-Backed Securities

These assets are carried at cost, adjusted for amortization of premiums and accretion of discounts on purchases. They are not adjusted to the lower of cost or market because management has the intention and ability to hold these assets until maturity. Premiums and discounts, if any, are amortized to income using the interest method over the life of the securities.

Financial Instruments With Off Balance Sheet Risk

The Company does not participate in interest-rate exchange agreements, hedging or other similar financial instruments.

Loans Receivable

Loans receivable are stated at unpaid principal balances less the allowance for loan losses, loans in process and deferred loan origination fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on a nonaccrual status.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement, which was amended by SFAS No. 118 as to certain income recognition provisions and financial statement disclosure requirements, requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loans' effective interest rate or, as an alternative, at the loans' observable market price or fair value of the collateral. SFAS No. 114 was effective for years beginning after December 15, 1994 (October 1, 1995, as to the Bank). The Bank adopted SFAS No. 114 effective October 1, 1995, without material effect on financial condition or results of operations.

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Bank considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and, therefore, excluded from separate identification for evaluation of impairment. With respect to the Bank's investment in impaired nonresidential and multifamily residential real estate loans, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

At September 30, 1998 and 1997, the Bank had no loans that would be defined as impaired under SFAS No. 114.

Provision for Losses on Loans

Provision for losses on loans includes charges to reduce the recorded balances of mortgage loans receivable, uncollected interest and real estate to their estimated net realizable value or fair value, as applicable. Such provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable, considering the current and currently anticipated future operating or sales conditions, thereby causing these estimates to be particularly susceptible to changes that could result in a material adjustment to results of operations in the near term.
Recovery of the carrying value of such loans and real estate is dependent to a great extent on economic, operating and other conditions that may be beyond the Bank's control. It is the opinion of management, however, that adequate provision has been made for losses on loans and real estate.

Premises and Equipment

The cost of premises and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line and accelerated methods.

Maintenance and repairs are charged to operations when incurred. Significant betterments and renewals are capitalized. When premises and equipment is sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

The useful lives of premises and equipment for purposes of computing depreciation are:


              Office Properties             5-40Years
              Equipment                     5-10Years


Real Estate Owned

Real estate acquired in settlement of loans is carried at the lower of cost or fair value at the date of acquisition. Costs include the uncollected loan balance as well as other out-of-pocket costs of acquiring the property.

Federal Income Taxes

The Company accounts for federal income taxes in accordance with established financial accounting and reporting standards. A deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

Stock Benefit Plan

In conjunction with its offering of common shares, the Company implemented the Columbia Financial of Kentucky, Inc.'s Employee Stock Ownership Plan
(ESOP). The ESOP provides retirement benefits for substantially all full-time employees who have completed one year of service. The Company accounts for the ESOP compensation expense using the fair value of ESOP shares allocated to participants during a fiscal year. Expense recognized related to the plan totaled approximately $263,000, $0 and $0 for the years ended September 30, 1998, 1997, and 1996, respectively.

Advertising

Advertising costs are expensed as incurred.


NOTE 2 - CASH FLOWS INFORMATION

For purposes of the cash flows statement, cash and cash equivalents includes cash on hand and in demand and time accounts.

Cash paid for interest and income taxes was as follows:


                       1998      1997      1996
                      --------------------------
                            (In Thousands)

      Interest        $4,191    $4,451    $4,578
                       =========================
      Income Taxes    $  352    $   92    $  239
                      ==========================


The Company had non-cash investing or financing activities as follows:


                                               1998    1997    1996
                                               --------------------
                                                  (In Thousands)

       Real Estate at Cost Acquired Through
        Foreclosure of Mortgage Loans          $153    $111    $  -
                                               ====================
       FHLB Stock Dividends Received           $ 94    $ 86    $ 79
                                               ====================



NOTE 3 - INVESTMENT SECURITIES

Investment securities as of September 30, 1998 and 1997 consisted of the following:


                                                           Gross         Gross
                                            Amortized    Unrealized    Unrealized    Market
                                               Cost        Gains         Losses      Value
                                            -----------------------------------------------
1998                                                        (In Thousands)
----
U.S. Government and Federal Agency
 Obligations Held to Maturity                $18,980        $179          $(11)      $19,148
                                             ===============================================

Corporate Notes Available-for-Sale           $ 4,091        $  -          $  -       $ 4,091
                                             ===============================================

1997
----
U.S. Government and Federal Agency
 Obligations Held to Maturity                $13,069        $ 55          $(56)      $13,068
                                             ===============================================

U.S. Government Treasury Bills Available-
 for-Sale                                    $ 1,002        $  1          $  -       $ 1,003
                                             ===============================================


The following is a summary of maturities of securities held-to-maturity as of September 30, 1998:


Amounts maturing in:                  Cost      Market Value
                                     -----------------------
                                          (In Thousands)

One year or less                     $ 1,999       $ 2,002
After one year through five years     13,790        13,937
After five through ten years           3,191         3,209
                                     ---------------------
Totals                               $18,980       $19,148
                                     =====================


The following is a summary of maturities of securities available-for-sale as of September 30, 1998:


                                      Amortized    Estimated
                                      ----------------------
Amounts maturing in:                      (In Thousands)

After Five-Years Through Ten Years      $2,000       $2,000
Over Ten Years                           2,091        2,091
                                        -------------------
Totals                                  $4,091       $4,091
                                        ===================


The following is a summary of interest earned on investments:


                                          1998     1997    1996
                                         ----------------------
                                             (In Thousands)

U.S. Government and Agency Securities    $  946    $768    $797
Corporate Notes                              68       -       -
Dividends on FHLB Stock                      94      86      79
                                         ----------------------
                                         $1,108    $854    $876
                                         ======================



NOTE 4 - MORTGAGE-BACKED SECURITIES

The balances in mortgage-backed securities held to maturity as of September 30, 1998 and 1997 were comprised of:


                                                         Gross       Estimated
                                          Amortized    Unrealized    Unrealized     Market
                                            Cost         Gains         Losses       Value
                                          ------------------------------------------------
1998                                                            (In Thousands)
----
Government National Mortgage
 Association                               $ 4,382        $107         $  (5)      $ 4,484
Federal National Mortgage Association       13,299          99           (42)       13,356
Federal Home Loan Mortgage Corporation       4,671          95            (2)        4,764
                                           -----------------------------------------------

     Totals                                $22,352        $301         $ (49)      $22,604
                                           ===============================================

1997
----
Government National Mortgage
 Association                               $ 5,048        $ 93         $  (5)      $ 5,136
Federal National Mortgage Association        9,297          30          (119)        9,208
Federal Home Loan Mortgage Corporation       3,517          40            (8)        3,549
                                           -----------------------------------------------
    Totals                                 $17,862        $163         $(132)      $17,893
                                           ===============================================


The following is a summary of maturities of mortgaged-backed securities held to maturity as of September 30, 1998:


Amounts maturing in:                   Cost      Market Value
                                      -----------------------
                                           (In Thousands)

After one year through five years     $ 1,102      $ 1,110
After five years through ten years      4,793        4,854
After ten years                        16,457       16,640
                                      --------------------
    Totals                            $22,352      $22,604
                                      ====================



NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOSSES ON LOANS

The balances in loans receivable as of September 30, 1998 and 1997 were comprised of:


                                               1998       1997
                                              -----------------
                                                (In Thousands)

  Mortgage Loans:
    One-to-Four Family Residential            $53,579    $53,584
    Other                                      12,372     10,315
  Home Improvements Loans                           5          7
  Loans on Deposit                                 20         42
                                              ------------------
                                               65,976     63,948
Less    Net Deferred Loan Origination Fees       (756)      (867)
Loans in Process                               (2,759)    (1,203)
Allowance for Losses on Loans                    (300)      (300)
                                              ------------------
Loans Receivable, Net                         $62,161    $61,578
                                              ==================


A summary of activity in the allowance for loan losses for September 30, 1998, 1997 and 1996 is as follows:


                                    1998    1997    1996
                                    --------------------
                                       (In Thousands)

Balance at Beginning of the Year    $300    $189    $189
Additions to Allowance                74     113       8
Charge Offs During the Year          (74)     (2)     (8)
                                     -------------------

Balance at End of the Year          $300    $300    $189
                                    ====================


The Bank had no loans on non-accrual status as of September 30, 1998 and 1997.


NOTE 6 - LOAN COMMITMENTS

As of September 30, 1998, the Bank had fixed- and adjustable-rate loan commitments as follows:


                                   Fixed    Adjustable    Total
                                   ----------------------------
                                          (In Thousands)
First Mortgage Loans
on One-to-Four Family
Residential Property               $719        $  -       $719
                                   ===========================
Weighted Average Interest Rates     7.4%       $  -        7.4%
                                   ===========================



NOTE 7 - ACCRUED INTEREST RECEIVABLE

Accrued interest at September 30, 1998 and 1997 consisted of the following:


                              1998      1997
                              --------------
                              (In Thousands)

Loans                         $427      $440
Mortgage-Backed Securities     145       124
Investments and Other          319       147
                               -------------
     Totals                   $891      $712
                              ==============


NOTE 8 - PREMISES AND EQUIPMENT

Premises and equipment as of September 30, 1998 and 1997 was comprised of:


Land                           $  347      $  347
Buildings and Improvements      1,981       1,879
Furniture and Equipment           606         574
                              -------------------
                                2,934       2,800
Accumulated Depreciation       (1,309)     (1,205)
                              -------------------
Premises and Equipment, Net    $1,625      $1,595
                              ===================



NOTE 9 - DEPOSITS

A breakdown of deposits by interest rates and types as of September 30, 1998 and 1997 follows:


                                       1998                 1997
                                 -----------------    -----------------
Balances by Interest Rate        Amount    Percent    Amount    Percent
-----------------------------------------------------------------------
                                 (In Thousands)

Passbooks (1998 - 2.75%,
 1997 -3.00%)                    $12,654     15.9     $13,167     14.6%
Money Market Deposit Accounts
 (1998 - 2.75%, 1997 - 2.75%)      9,953     12.3      11,919      13.2
Now Accounts (1998 - 2.25%,
 1997 - 2.25%)                     4,021      5.0       3,952       4.4
Christmas Club
 (Non-Interest Bearing)               64       .1          66        .1
Certificates of Deposit:
    3.00% - 4.00%                     42        -          42         -
    4.01% - 5.00%                  5,913      7.4           -         -
    5.01% - 6.00%                 37,111     46.7      31,457      34.9
    6.01% - 7.00%                  7,248      9.1      26,579      29.5
    7.01% - 8.00%                  2,478      3.5       3,013       3.3
                                 --------------------------------------
    Totals                       $79,484    100.0%    $90,195     100.0%
                                 ======================================


For NOW accounts and money market accounts, bonus interest rates are paid on balances over $2,500 of .15% and .25%, respectively.

The scheduled maturities of certificate accounts are as follows:


                             Years Ended September 30,
                       --------------------------------------
                        1999       2000       2001      2002      Total
                       -------------------------------------------------
                                        (In Thousands)

    3.00% and under    $     2    $     -    $    -    $   40    $    42
    4.51%-5.00%          5,913          -         -         -      5,913
    5.01%-5.50%          7,582        670        55         -      8,307
    5.51%-6.00%         13,696     11,068     2,297     1,743     28,804
    6.01%-6.50%            907      2,011     3,041       701      6,660
    6.51%-7.00%            588          -         -         -        588
    7.01%-7.50%          2,239          -         -         -      2,239
    7.51% - 8.00%          239          -         -         -        239
                       -------------------------------------------------
    Totals             $31,166    $13,749    $5,393    $2,484    $52,792
                       =================================================


The total of deposit accounts with a balance of $100,000 or more was approximately $4,751,000 and $5,113,000 at September 30, 1998 and 1997,
respectively.  Deposits in excess of $100,000 are not totally insured.

Savings deposit customers are primarily Northern Kentucky area individuals and businesses.

Interest expense on deposits is summarized as follows:


                                  Years Ended September 30,
                                 --------------------------
                                  1998      1997      1996
                                 --------------------------
                                       (In Thousands)

Passbook Savings Accounts        $  392    $  402    $  411
Money Market Deposit Accounts       403       378       446
Certificates of Deposit           3,296     3,548     3,613
Now Accounts                        100        98       108
                                 --------------------------
Interest Expense on Deposits     $4,191    $4,426    $4,578
                                 ==========================



NOTE 10 - FEDERAL HOME LOAN BANK (FHLB) ADVANCES

The Bank had no outstanding FHLB advances at September 30, 1998 and 1997. The Bank did have outstanding advances during 1997 to meet current liquidity needs. The FHLB advances were 90-day advances, which carry an adjustable interest rate. The advances were collateralized by the Bank's first mortgage loans.


NOTE 11 - RETIREMENT PLANS

The Bank maintains a 401(k) retirement plan for the benefit of all its employees. Employees can contribute up to fifteen percent (15%) of their compensation to the plan. The Bank matches one-half of the employees' contributions up to a maximum employer match of three percent (3%) of compensation. By its nature, the plan is fully funded.

The Bank participates in a non-contributory multi-employer defined benefit retirement plan covering substantially all employees. Eligibility for this plan includes one year of service, age 21 and working 1,000 hours. Due to the nature of this multi-employer plan, separate accumulated benefit and net assets available for benefits is unavailable for the Bank's portion. The plan is funded through annuity contracts.


NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN

The Company has established an ESOP for its employees. As part of the Conversion, the ESOP borrowed funds from the Company. The loan was equal to 100% of the aggregate purchase price of the Company's shares acquired by the ESOP. The loan to the ESOP is being repaid principally from the the Bank's contributions to the ESOP over a period of eleven years, and the collateral for the loan is the common shares purchased by the ESOP. The interest rate for the ESOP loan is a fixed rate of 9.5%. The Company may, in any plan year, make additional discretionary contributions for the benefit of the plan participants in either cash or shares, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company.

Such purchases, if made, would be funded through dividends or other capital distribution paid by the Company on shares held by the ESOP. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation. Participants are 100% vested in their right to receive their account balances within the ESOP.

Accounting principles require that any third party borrowing by the ESOP be reflected as a liability on the Company's consolidated statements of financial condition. Since the ESOP borrowed from the Company, such obligation is not treated as a liability, but is excluded from shareholders' equity. If the ESOP purchases newly issued shares from the Company, total shareholders' equity would neither increase nor decrease, but per share shareholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the regulations of the IRS and the Department of Labor.

The fair value of the 193,661 unearned ESOP shares at September 30, 1998 was approximately $2,541,000. Shares committed to be released during 1998 were 20,055. Shares allocated during the current year were 20,055.

Employee and employer contributions to the 401(k) plan and retirement plan expense were as follows:


                                 Years Ended September 30,
                                 -------------------------
                                 1998      1997       1996
                                 -------------------------
    401(k) Plan                        (In Thousands)
      Employee Contributions     $ 68       $82       $72
      Employer Contributions     $ 31       $30       $27
    Multi-Employer Defined
      Benefit Retirement Plan    $ 87       $75       $89
    ESOP                         $263       $ -       $ -



NOTE 13 - RETAINED EARNINGS

Through 1996, the Bank was allowed a special bad debt deduction for federal income tax purposes limited to a certain percentage of otherwise taxable income. This deduction was subject to certain limitations based on aggregate loans and savings account balances. If the amounts that qualify for this deduction are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate.

Retained earnings include approximately $3.1 million for which federal income tax has not been provided.


NOTE 14 - INCOME TAXES

Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. The principal source of temporary differences are depreciation methods, allowance for loan losses, different methods of recognizing income on loan closing fees, accrued expense, and nontaxable stock dividends. The net deferred tax asset (liability) includes the following components:


                                                       1998     1997
                                                      --------------
                                                      (In Thousands)

Deferred Tax Assets
  Deferred Loan Fees                                  $  21     $  40
  Depreciation                                            -         4
  Net Operating Loss (Company)                           46         -
  Allowance for Loan Losses                             102       102
                                                      ---------------
  Total Deferred Tax Asset                              169       146
                                                      ---------------
Deferred Tax Liabilities
  Book Value of Federal Home Loan
   Bank Stock Over Tax Basis                            240       213
  Special Tax Bad Debt Deduction                         80        94
  Depreciation                                           21         -
  Unrealized Gain on Available For Sale Securities        -         1
                                                      ---------------
  Total Deferred Tax Liabilities                        341       308
                                                      ---------------
  Net Deferred Liability                              $(172)    $(162)
                                                      ===============


No valuation allowance has been provided for deferred tax assets because management expects to be able to benefit from these temporary deductible differences.

A reconciliation of income tax expense at the statutory rate (34% for all periods) to income tax expense at the Company's effective rate is as follows:


                                     1998    1997    1996
                                     --------------------
                                        (In Thousands)

     Computed Tax at the Expected
      Statutory Rate                 $382    $290    $200
     Nondeductible Expenses             1       2       1
     Other Differences                 (3)      8      (1)
                                     --------------------

                                     $380    $300    $200
                                     ====================

     Effective Rate                    34%     35%     34%
                                     ====================


The components of income tax expense at September 30 are summarized as follows:


                                  1998    1997    1996
                                  --------------------
                                     (In Thousands)

Current Tax Expense               $370    $ 72    $339
Deferred Tax (Benefit) Expense      10     228    (139)
                                  --------------------
  Income Tax Expense              $380    $300    $200
                                  ====================


During the 1997 tax year, a new tax law required the Bank to recapture, over a six year period, approximately $300,000 of bad debt deductions taken between 1988 and 1996. This new tax law did not have a significant effect on the Company's financial statements.


NOTE 15 - RELATED PARTY TRANSACTIONS

The Bank has mortgage loans outstanding with various officers, directors, employees and their relatives. The activity on these loans is shown below:


                                  1998     1997
                                 --------------
                                 (In Thousands)

Balance at Beginning of Year     $  909    $799
New Loans Made                      219     363
Payment of Principal                (50)   (253)
                                 --------------
  Balance at End of Year         $1,078    $909
                                 ==============


During 1997, the Bank adopted a policy that loans are granted to officers and employees on their primary residence at interest rates that are discounted by 1% from the Bank's normal lending rate. The rate is only in effect while the person is affiliated with the Bank. Also, this policy allows officers and employees to finance investment property at rates and costs available to the general public. All of these loans require board approval and will be repaid with regular monthly payments in the ordinary course of business.

The Bank had deposits from various officers, directors and employees totaling approximately $1,248,000 and $1,464,000 as of September 30, 1998 and 1997, respectively.


NOTE 16 - INTEREST RATE RISK

The Bank is engaged principally in providing first mortgage loans to individuals on residential properties. At September 30, 1998, the Bank's assets consisted of significant amounts of mortgages which earned interest at fixed interest rates. Those assets were funded primarily with short-term liabilities which have interest rates which vary with market rates over time.

At September 30, 1998, the Bank had interest-earning loans and interest-bearing deposits as follows:


                                                       Effective
                                                       Interest         Maximum
                                             Amount       Rate      Terms/Duration
                                             -------------------------------------
                                                 (In millions, except percents)

Interest-Earning Loans
  Fixed Mortgages and Participations         $55.9       8.19%         30 Years
  Adjustable Mortgages and Participations    $10.1       7.76%         30 Years

Interest-Bearing Liabilities
  Deposit Accounts                           $79.5       4.48%          5 Years



NOTE 17 - RECONCILIATION OF NET INCOME AND RETAINED EARNINGS

A reconciliation of net income and retained earnings per these audited financial statements with reports filed with the Office of Thrift
Supervision (OTS) as of September 30, 1998, 1997 and 1996 is as follows:


                                             Years Ended September 30,
                                           -----------------------------
                                             1998       1997       1996
                                           -----------------------------
                                           (In Thousands)

Net Income
    Per OTS Report                         $   540    $   553    $   409
Audit Adjustments
    Accrued Liabilities                          -          -        (21)
  Net Income from Holding Company
   (Adjusted for Consolidating Items)          204          -          -
                                           -----------------------------
    Net Income Per Statements
     of Income                             $   744    $   553    $   388
                                           =============================
Retained Earnings
    Per OTS Report                         $13,630    $13,090    $12,537
Net Retained Earnings of Holding
 Company (Adjusted for
 Consolidating Items)                          204          -          -
                                           -----------------------------
      Retained Earnings Per Statements
       of Financial Condition              $13,834    $13,090    $12,537
                                           =============================


NOTE 18 - REGULATORY CAPITAL REQUIREMENTS

Banks are required to maintain capital at least sufficient to meet three separate requirements: (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to an amount between 4% and 5% of adjusted total assets, depending on the examination rating and overall risk, and
(iii) risk-based capital equal to 8.0% of risk-weighted assets. The Bank's management does not anticipate any adverse financial effect of the core capital requirement regulation is amended as proposed.

Any Bank that is not in compliance with the capital standards may have growth restrictions placed on it by the OTS. Additionally, the OTS has discretion to treat the failure of any Bank to maintain capital at or above the minimum required level as an "unsafe and unsound practice" subject to a number of enforcement actions.

At September 30, 1998 information with respect to the Bank's capital ratios is summarized as follows:


                                         Tangible     Core      Risk-Based
                                         Capital     Capital      Capital
                                         ---------------------------------
                                                  (In Thousands)

Capital under Generally Accepted
 Accounting Principles                   $26,371     $26,371      $26,371
Capital Reconciling Items:
  General Valuation Allowances                 -           -          300
                                         --------------------------------

  Regulatory  Capital                     26,371      26,371       26,671

Less Minimum Capital Requirements          1,775       3,550        4,006
                                         --------------------------------

  Capital in Excess of
   Minimum Requirements                  $24,596     $22,821      $22,665
                                         ================================

Regulatory Capital as a Percentage
 of Applicable Total Assets                 22.3%       22.3%        53.3%

Less Minimum Capital as a Percentage
 of Applicable Total Assets                  1.5%        3.0%         8.0%
                                         --------------------------------

Regulatory Capital as a Percentage of
 Applicable Total Assets in Excess
 of Requirements                            20.8%       19.3%        45.3%
                                         ================================


The Bank's management believes that, under the current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in areas where the Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of the Bank to meet its future minimum capital requirements.

Under the "prompt corrective action" regulations of the OTS, a savings bank that has not received the highest possible examination rating may become subject to corrective action if its core capital is less than 4% of its adjusted total assets.


NOTE 19 - FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

    Cash and Cash Equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

    Investment Securities and Mortgage-Backed Securities: Fair values for these securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

    Deposits: The fair values disclosed for demand deposits (for example, interest- bearing checking accounts and passbook accounts) are, by definition, equal to amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.
    The carrying amount of accrued interest payable approximates fair value.

The estimated fair values of the Bank's financial instruments are as follows:


                                September 30, 1998
                                ------------------
                                Amount      Value
                                ------------------
                                  (In Thousands)

Financial Assets:
  Cash and Cash Equivalents     $ 6,260    $ 6,260
  Investment Securities          23,071     23,239
  Mortgage-backed Securities     22,352     22,604
  Loans, Net                     62,161     66,563

Financial Liabilities:
  Deposits                       79,484     89,910


The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions.


NOTE 20 - DEPOSIT INSURANCE

Deposits of the Bank are currently insured by the Savings Association Insurance Fund ("SAIF"). Both the SAIF and the Bank Insurance Fund ("BIF"), the deposit insurance fund that covers most commercial bank deposits, are statutorily required to be recapitalized to a ratio of 1.25% of insured reserve deposits.

On September 30, 1996 a law was passed to recapitalize the SAIF with a one-time assessment of SAIF-insured institutions of 65.7 [cent] for every $100 of assessable deposits. The assessment to the Bank was $591,600. This assessment was accrued in the year ended September 30, 1996 and was paid in November, 1996.

Congress is considering legislation that would merge the SAIF and BIF on January 1, 1999. The proposed legislation currently provides for the elimination of the thrift charter or separate thrift regulation under Federal law prior to the merger of the deposit insurance funds. The Bank would then be regulated as a bank under Federal law and subject to the more restrictive activity limits imposed on national banks.


NOTE 21 - EARNINGS PER SHARE

Primary earnings per share amount for the year ended September 30, 1998 is based upon the average outstanding shares of the Company reduced by the unreleased shares of the ESOP.

The average number of shares outstanding was approximately 2,458,000 for the period after conversion through September 30, 1998. The earnings per share is for the income earned for the period from the Conversion (April 15, 1998) through September 30, 1998.


NOTE 22 - CORPORATE REORGANIZATION

On October 9, 1997, the Board of Directors of Columbia Federal unanimously adopted a Plan of Conversion to convert Columbia Federal from a federal mutual savings bank to a federal stock savings bank with the concurrent formation of a newly formed holding company. The Company incorporated under the laws of the State of Ohio. The Conversion was accomplished through the adoption of a Federal Stock Charter and Federal Stock Bylaws and the sale of the Company's common shares in an amount equal to the proforma market value of the Bank after giving effect to the Conversion. A subscription offering of the shares of the Company to the Bank's members and to the ESOP was conducted.

The Conversion was completed on April 15, 1998, and resulted in the issuance of 2,671,450 common shares of the Company which, after consideration of offering expenses totaling approximately $775,000 and shares purchased by the ESOP of $2.1 million, resulted in net proceeds of $23.8 million.

At the time of Conversion, the Bank established a liquidation account in an amount equal to its regulatory capital as of September 30, 1997. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank. The liquidation account will be reduced annually to the extent eligible depositors have reduced their qualifying deposits. Subsequent increases in deposits will not restore an eligible account holder's interest in the liquidation account. In the event of complete liquidation, and only in such event, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends that would reduce shareholders' equity below the required liquidation account balance.

Under OTS regulations, limitations have been imposed on all "capital distributions", including cash dividends by savings institutions. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS.

Conversion costs reduced the proceeds from the shares sold in connection with the Conversion.

NOTE 23 - CONDENSED FINANCIAL STATEMENTS OF COLUMBIA FINANCIAL
 OF KENTUCKY, INC.

The following condensed financial statements summarize the consolidated financial position of Columbia Financial of Kentucky, Inc. as of September 30, 1998 and the results of operations and cash flows from inception (April 15, 1998) until September 30, 1998.

                    COLUMBIA FINANCIAL OF KENTUCKY, INC.
                      STATEMENT OF FINANCIAL CONDITION
                               (In Thousands)


                                                               September 30,
                                                                    1998
                                                               -------------
                                   ASSETS

Assets
  Cash and Cash Equivalents                                       $10,192
  Investment Securities Available for Sale - at Market Value        1,091
  Investment in Columbia Federal Savings Bank                      13,075
  Other Assets                                                         19
  Deferred Tax Asset                                                   46
                                                                  -------
    Total Assets                                                  $24,423
                                                                  =======

                    LIABILITIES AND SHAREHOLDERS' EQUITY

Shareholders' Equity
  Common Shares and Additional Paid-In Capital                    $26,015
  Retained Earnings                                                   345
  Unearned ESOP                                                    (1,937)
                                                                  -------

    Total Shareholders' Equity                                     24,423
                                                                  -------

    Total Liabilities and Shareholders' Equity                    $24,423
                                                                  =======


                    COLUMBIA FINANCIAL OF KENTUCKY, INC.
                             STATEMENT OF INCOME
                               (In Thousands)


                                              From Inception, April 15, 1998
                                                    Until September 30,
                                                           1998
                                              ------------------------------

Revenue
  Interest Income                                          $337
  Equity in Earnings of Columbia Federal
   Savings Bank                                             334

    Total Revenue                                           671

General and Administrative Expenses                         373

    Net Income Before Income Taxes                          298

Federal Income Tax Benefit                                   46
                                                           ----

    Net Income                                             $344
                                                           ====


                    COLUMBIA FINANCIAL OF KENTUCKY, INC.
                           STATEMENT OF CASH FLOWS
                               (In Thousands)

Cash Flows from Operating Activities
  Net Income                                               $   344
  Reconciliation of Net Income with
   Cash Flows from Operations:
    Undistributed Earnings of
     Columbia Federal Savings Bank                            (334)
    Deferred Federal Income Tax                                (46)
    Shares Released to ESOP                                    263
    Changes In Accrued Interest Receivable
     Prepaid Assets (3)                                        (15)

  Net Cash Provided by Operating Activities                $   209
                                                           =======

Cash Flows from Investing Activities
  Proceeds from Repayment of Loan to ESOP                  $   194
  Purchase of Investment Securities                         (1,091)
  Investment in Columbia Federal Savings Bank              (12,741)
                                                           -------

  Net Cash Used by Investing Activities                    (13,638)
                                                           -------

Cash Flows from Financing Activities
  Net Proceeds from Issuance of Common Shares               23,793
  Dividends Paid                                              (172)
                                                           -------

Net Cash Provided by Financing Activities                   23,621
                                                           -------

Changes in Cash and Cash Equivalents                        10,192

Cash and Cash Equivalents, Beginning of Period                   -
                                                           -------

Cash and Cash Equivalents, End of Period                   $10,192
                                                           =======
