Form 10-K405, Exhibit 13
period 1999-09-30
COLUMBIA FINANCIAL OF KENTUCKY INC
filed 1999-12-29
CIK 1051000

                                   EXHIBIT 13

                     PORTIONS OF 1999 REPORT TO SHAREHOLDERS
                     ---------------------------------------


                   SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS


                                                                       At September 30,
                                               ------------------------------------------------------------
                                                 1999         1998         1997         1996         1995
                                                 ----         ----         ----         ----         ----
                                                          (Dollars in Thousands, Except Per Share Data)
SELECTED FINANCIAL CONDITION AND OTHER DATA:
TOTAL AMOUNT OF:
Assets                                         $113,421      $117,800      $104,006      $108,098      $108,376
Cash and Amounts Due from Banks                     937           631           612           549           543
Interest-Bearing Deposits in Banks                2,504         5,629         6,215         2,498         6,304
Investment Securities Held to Maturity           16,999        18,980        13,069        13,995        12,493
Investment Securities Available-for-Sale             --         4,091         1,003         1,002           988
Mortgage-Backed Securities                       19,968        22,352        17,862        18,751        16,800
Loans Receivable, Net                            69,089        62,161        61,578        67,741        68,270
FHLB Stock, at Cost                               1,451         1,354         1,260         1,174         1,095
Deposits                                         81,654        79,484        90,195        94,657        95,806
Shareholders' Equity                             30,179        37,718        13,090        12,537        12,149
Number of Offices (1)                                 5             5             5             5             5

                                                                 Year Ended September 30,
                                               ------------------------------------------------------------
SUMMARY OF EARNINGS:
Interest Income                                $  8,380      $  8,275      $  7,996      $  8,198      $  7,943
Interest Expense                                  3,667         4,191         4,451         4,578         4,446
                                               --------      --------      --------      --------      --------
  Net Interest Income                             4,713         4,084         3,545         3,620         3,497
Provision for Losses on Loans                         8            74           113             8            13
                                               --------      --------      --------      --------      --------
  Net Interest Income After Provision for
    Losses on Loans                               4,705         4,010         3,432         3,612         3,484
Non-Interest Income                                 117           111            88            96            92
Non-Interest Expense                              3,324         2,997         2,667         3,120(2)      2,371
                                               --------      --------      --------      --------      --------
Income Before Federal Income Tax Expense          1,498         1,124           853           588         1,205
Federal Income Tax Expense                          509           380           300           200           389
                                               --------      --------      --------      --------      --------
Net Income                                     $    989      $    744      $    553      $    388      $    816
                                               ========      ========      ========      ========      ========
Net Income Per Share                           $   0.40      $   0.22           N/A           N/A           N/A
                                               ========      ========
Dividends Declared Per Share                   $   3.28      $   0.07           N/A           N/A           N/A
                                               ========      ========

                                                           At or for the Year Ended September 30,
                                               ------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
Performance Ratios:
  Return on Average Assets (3)                      .84%         0.66%         0.53%         0.36%         0.77%
  Return on Average Equity (4)                     2.81          3.61          4.30          3.10          6.92
  Interest Rate Spread (5)                         3.00          2.92          2.97          2.94          2.93
  Net Interest Margin (6)                          4.30          3.71          3.46          3.41          3.38
  Non-Interest Expense to Average Total            2.83          2.65          2.53          2.87          2.24
   Assets
Capital Ratios:
  Average Equity to Average Assets                30.00         18.25         12.22         11.50         11.15
  Equity to Assets at end of Period               26.56         32.02         12.59         11.60         11.21
Asset Quality Ratios and Other Data:
  Nonperforming Loans to Total Net Loans
   at End of Period                                0.11          0.28          0.98          0.26            --
  Nonperforming Assets to Total Assets at
   end of Period                                   0.07          0.15          0.58          0.16          0.03
  Allowance for Losses on Loans to Total
   Net Loans at End of Period                      0.43          0.48          0.49          0.28          0.28
  Allowance for Losses on  Loans to
   Nonperforming Loans at End of Period          394.74        173.41         49.92        106.78            --
  Net Charge-Offs to Average Loans                 0.01          0.12            --          0.01          0.02

(1) All offices are full-service except that loan applications are accepted only at the main office.

(2) Includes a non-recurrring pre-tax expense of $592,000 for a special one-time deposit insurance assessment.

(3) Net income divided by average total assets.

(4) Net income divided by average total equity.

(5) Average yield on interest-earning assets less average cost of interest-bearing liabilities.

(6) Net interest income as a percentage of average interest-earning assets.


                                                                      Exhibit 13
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to the Consolidated Financial Statements and the other sections contained in this Annual Report.

The Company's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The Company's results of operations also are affected by the provision for loan losses, resulting from management's assessment of the adequacy of the allowance for loan losses; the level of its other income; the level of its other expenses; and income tax expense.

Net income for fiscal 1999, 1998 and 1997 amounted to $989,000, $744,000 and $553,000, respectively. Net income during such periods primarily resulted from net interest income, which amounted to $4.7 million, $4.1 million and $ 3.5 million, respectively for fiscal 1999, 1998 and 1997. Net interest income is determined by the interest rate spread and the amount of interest-earning assets and interest-bearing liabilities. During fiscal 1999, 1998 and 1997, the Savings Bank's average interest rate spread was 3.00%, 2.92% and 2.97%, respectively. In addition, at September 30, 1999, 1998, and 1997, the ratios of interest-earning assets to interest-bearing liabilities amounted to 140.67%, 120.76% and 111.29%, respectively.

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

3. Management's opinion as to the effects of recent accounting pronouncements on the Company's consolidated financial statements;

4. Management's belief that a significant portion of maturing deposits will remain with the Savings Bank and that the Savings Bank will continue to have sufficient funds to meet its current commitments; and

5.   Computer problems related to the year 2000.

  ASSET AND LIABILITY MANAGEMENT

          Columbia Federal, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. The Savings Bank has sought to reduce its exposure of its earnings to changes in market interest rates by managing asset and liability maturities and interest rates through the origination of adjustable-rate mortgage loans ("ARMS"), the purchase of adjustable-rate mortgage-backed securities and the offering of more competitive rates on longer term deposits. Also, the Savings Bank has purchased shorter term and available-for-sale investments as an additional way to reduce its exposure to changes in market rates. If the Savings Bank's assets mature or reprice more quickly or to a greater extent than its liabilities, the Savings Bank's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Savings Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Savings Bank's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

          As a result of the Savings Bank's efforts, as of September 30, 1999, $6.5 million, or 11.1%, of the Savings Bank's portfolio of one-to-four family residential mortgage loans consisted of ARMs, and $6.7 million, or 33.7%, of the Savings Bank's portfolio of mortgage-backed securities have adjustable rates.

          With respect to liabilities, the Savings Bank prices deposit accounts based upon competitive factors. Pursuant to this policy, the Savings Bank has generally neither engaged in sporadic increases or decreases in interest rates paid nor offered the highest rates available in its deposit market except upon specific occasions to control deposit flow or when market conditions have created opportunities to attract longer-term deposits. In addition, the Savings Bank does not pursue an aggressive growth strategy which would force the Savings Bank to focus exclusively on competitors' rates rather than affordability. This policy has assisted the Savings Bank in controlling its cost of funds.

  MARKET RISK MANAGEMENT

                  Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to interest rate risk, exchange rate risk, equity price risk and commodity price risk. The Savings Bank does not maintain a trading account for any class of financial instrument, and is not currently subject to foreign currency exchange rate risk, equity price risk or commodity price risk. The Savings Bank's market risk is composed primarily of interest rate risk.

                  The Savings Bank uses Net Portfolio Value ("NPV") as set forth in regulations of the Office of Thrift Supervision (the "OTS") for reviewing the interest rate sensitivity position of the Savings Bank and establishing policies to monitor and limit exposure to interest rate risk.

                  Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (1 basis point equals
 .01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. Utilizing this measurement concept, at September 30, 1999, there would have been a decrease in the Savings Bank's NPV of approximately 17% of the present value of its assets, assuming a 200 basis point increase in interest rates. Under OTS regulation, if the NPV would decrease more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of the institution's risk-based capital.

                  Presented below, as of September 30, 1999, is an analysis of Columbia Federal's interest rate risk as measured by changes in NPV for instantaneous and substantial parallel shifts of 100 basis points in market interest rates. The table also contains the policy limits set by the Board of Directors of Columbia Federal as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and Columbia Federal's strong capital position.

                  As illustrated in the table, Columbia Federal's NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates decline. As a result, in a rising interest rate environment, the amount of interest Columbia Federal would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest Columbia Federal would pay on its deposits would increase rapidly because Columbia Federal's deposits generally have shorter periods to repricing. The following table uses OTS assumptions.

                                                        At September 30, 1999
                                        ---------------------------------------------------
 Change in
 Interest                                  $ Change                                 Change
 Rates(basis               Board Limit      in NPV        % Change       NPV          In
 points)      $ Amount      % Change    (In Thousands)     in NPV       Ratio          %
 --------     --------      --------    --------------    --------    --------     --------

   +300       $21,719         -45%          -7,655          -26%         20%          -5%
   +200        24,380         -30%          -4,993          -17%         22%          -3%
   +100        27,013         -15%          -2,360           -8%         24%          -1%
     --        29,373           --              --           --          25%          --
   -100        31,110         -15%          +1,736           +6%         26%           1%
   -200        32,420         -30%          +3,047          +10%         27%           2%
   -300        33,745         -45%          +4,372          +15%         28%           2%

                  The NPV is reviewed by the Savings Bank's Board of Directors. The primary goal of the asset/liability management function is to maximize net interest income within the interest rate risk limits set by the Board. Interest rate risk is monitored on a quarterly basis through Board of Directors' meetings.

         CHANGES IN FINANCIAL CONDITION FROM SEPTEMBER 30, 1998 TO SEPTEMBER 30, 1999

         GENERAL. CFKY's assets totaled $113.4 million at September 30, 1999, a decrease of $4.4 million, or 3.7% from $117.8 million at September 30, 1998. The decrease resulted primarily from a $2.8 million decrease in cash, a $4.1 million decrease in available-for-sale securities, a $2.0 million decrease in held-to-maturity securities and a $2.4 million decrease in mortgage-backed securities offset by a $6.9 million increase in loans receivable. Deposits increased $2.2 million.

         LIQUID ASSETS AND INVESTMENTS. Liquid assets (cash and cash equivalents) totaled $3.4 million at September 30, 1999, a decrease of $2.8 million, or 45%, from the total at September 30, 1998. Investment securities held to maturity decreased from $19.0 million to $17.0 million. Investment securities available for sale at September 30, 1998, with a market value of $4.1 million were sold. The decreases in cash and cash equivalents and investment securities was primarily due to the payment of the $3.00 per share special distribution made in June 1999 and an increase in loans receivable.

         LOANS RECEIVABLE. Net loans receivable equaled $69.1 million at September 30, 1999, compared to $62.2 million at September 30, 1998, an 11% increase mainly attributable to one-to-four family mortgage loans being originated more rapidly than these loans were being repaid.

         ALLOWANCE FOR LOSSES OF LOANS. Columbia Federal's allowance for loan losses totaled $300,000 at September 30, 1999 and September 30, 1998. The allowance represented .43% of total net loans at September 30, 1999 and .48% at September 30, 1998. As of September 30, 1999 there was $76,000 in nonperforming loans, which was .11% of total loans. As of September 30, 1998, there was $173,000 in nonperforming loans, which was .28% of total loans.

         Although management believes that its allowance for loan losses at September 30, 1999, was adequate based upon the available facts and circumstances, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect CFKY's results of operations.

         DEPOSITS. Total deposits increased by $2.2 million, to $81.7 million, at September 30, 1999, from $79.5 million at September 30, 1998. This increase resulted primarily from the Savings Bank offering more competitive rates on savings. At September 30, 1999, certificates of deposit that will mature within one year accounted for 41.2% of Columbia Federal's deposit liabilities.

         CAPITAL. Columbia Federal is required to meet each of three minimum capital standards promulgated by the Office of Thrift Supervision (the "OTS"), hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for the maintenance of tangible capital, consisting of shareholders' equity less all-intangible assets, equal to 1.5% of adjusted total assets. The core capital requirement provides for the maintenance of core capital consisting of tangible capital plus certain forms of supervisory goodwill, equal generally to 4% to 5% of adjusted total assets, depending upon the Savings Bank's examination rating and overall risk. The risk-based capital requirement mandates maintenance of risk-based capital, consisting of core capital plus general loan loss allowances, equal to 8% of risk-weighted assets as defined by OTS regulations. As of September 30, 1999, Columbia Federal's tangible and core capital totaled $27.2 million, or 23.9 % of adjusted total assets, which exceeded the minimum requirements of $4.6 million and $4.6 million by $22.6 million and $22.6 million, respectively. As of September 30, 1999, Columbia Federal's risk-based capital was $27.5 million, or 55.4 % of risk-weighted assets, exceeding the minimum requirement by $23.6 million.

     AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

         The following average balance sheet table sets forth for the periods indicated information on the Company regarding: (i) the total dollar amounts of interest income on interest-earning assets and the resulting average yields;
(ii) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs; (iii) net interest income; (iv) interest rate spread; (v) net interest-earning assets (interest-bearing liabilities); (vi) the net yield earned on interest-earning assets; and (vii) the ratio of average interest-earning assets to average interest-bearing liabilities. Information is based on average monthly balances during the periods presented.

                                                                   Year Ended September 30,
                                    -----------------------------------------------------------------------------------------
                                                1999                          1998                        1997
                                    -----------------------------------------------------------------------------------------
                                    Average             Average   Average             Average   Average             Average
                                    Balance   Interest Yield/Rate Balance   Interest Yield/Rate Balance  Interest  Yield/Rate
                                    -------   -------- ---------- -------   -------- ---------- -------  --------  ----------
                                                                   (Dollars in Thousands)
   Interest-earning assets:

     Total loans, net(1)            $66,549    $5,553     8.34%   $62,388    $5,392     8.64%  $67,405   $ 5,802     8.61%
     Mortgage-backed securities      20,736     1,318     6.83%    18,870     1,263     6.69%   16,723     1,143     6.83%
     Investment securities           21,545     1,471     6.36%    18,419     1,108     6.02%   14,508       854     5.89%
     Other interest-earning           5,554       243     4.38%    10,504       512     4.87%    3,755       197     5.25%
     assets                         -------   -------   -------   -------   -------   -------  -------   -------   -------

     Total interest-earning         114,374     8,585     7.51%   110,181     8,275     7.51%  102,391     7,996     7.81%
     assets                         -------   -------   -------   -------   -------   -------  -------   -------   -------

   Noninterest-earning assets         2,954                         2,778                        2,936
                                    -------                       -------                      -------
       Total assets                 117,328                       112,959                      105,327
                                    -------                       -------                      -------
   Interest-bearing liabilities:
     NOW Accounts                     4,526       105     2.32%     4,265       100     2.34%    4,068       100     2.46%
     Money Market Accounts            9,388       273     2.91%    16,740       403     2.41%   12,512       383     3.06%
     Passbook Savings Accounts       12,828       359     2.80%    13,325       391     2.93%   13,361       403     3.02%
     Certificates of Deposits        54,519     2,927     5.37%    56,911     3,297     5.79%   61,646     3,540     5.74%
     FHLB Borrowings                     48         3     6.25%     - - -     - - -     - - -      417        25     6.00%
                                    -------   -------   -------   -------   -------   -------  -------   -------   -------
       Total interest-bearing        81,309     3,667     4.51%    91,241     4,191     4.59%   92,004     4,451     4.84%
       liabilities                  -------   -------   -------   -------   -------   -------  -------   -------   -------

       Noninterest-bearing              816                         1,103                          448
       liabilities                  -------                       -------                      -------

       Total liabilities             82,125                        92,344                       92,452
                                    -------                       -------                      -------
   Stockholders' equity              35,203                        20,615                       12,875
                                    -------                       -------                      -------
       Total liabilities and        117,328                       112,959                      105,327
       equity                       -------                       -------                      -------
       Net interest income/interest
       rate spread                             $4,918     3.00%              $4,084     2.92%            $ 3,545     2.97%
                                              =======   =======             =======   =======            =======   =======
       Net interest margin(2)                             4.30%                         3.71%                        3.46%
                                                        =======                       =======                       =======
   Ratio of average
   interest-earning assets to
   average interest-bearing
   liabilities                                          140.67%                       120.76%                      111.29%
                                                        =======                       =======                      =======


(1)  Total loans, net, include nonaccruing loans.

(2) Net interest margin is net interest income divided by interest-earning assets.

RATE/VOLUME ANALYSIS

         The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Savings Bank's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.


                                                                    Year Ended September 30,
                                               ---------------------------------------------------------------
                                                       1999 vs. 1998                         1998 vs. 1997
                                               ---------------------------------------------------------------
                                                    Increase                         Increase
                                               (Decrease) Due to                 (Decrease) Due to
                                               -----------------                 -----------------
                                                                    Total                             Total
                                                                   Increase                          Increase
                                                Rate     Volume   (Decrease)     Rate     Volume    (Decrease)
                                                ----     ------   ----------     ----     ------    ----------
                                                                        (In Thousands)
Interest Income Attributable to:
  Interest-Bearing Deposits                    $ (27)     $(242)     $(269)      $(14)     $ 328      $ 314
  Investment Securities                          175        188        363         21        233        254
  Mortgage-Backed Securities                       9         46         55        (25)       145        120
  Loans Receivable                              (199)       360        161         21       (430)      (409)
                                               -----      -----      -----       ----      -----      -----
    Total Interest Income                        (42)       352        310          3        276        279
                                               -----      -----      -----       ----      -----      -----
Interest Expense Attributable to:
  NOW Accounts                                    (1)         6          5         (5)         5         --
  Money Market Accounts                           47       (177)      (130)       (81)       101         20
  Passbook Savings Accounts                      (17)       (15)       (32)       (11)        (1)       (12)
  Certificates of Deposit                       (231)      (139)      (370)        30       (273)      (243)
  FHLB Advances                                   --          3          3         --        (25)       (25)
                                               -----      -----      -----       ----      -----      -----
    Total Interest Expense                      (202)      (322)      (524)       (67)      (193)      (260)
                                               -----      -----      -----       ----      -----      -----
  Increase (Decrease) in Net Interest          $ 160      $ 674      $ 834       $ 70      $ 469      $ 539
    Income                                     =====      =====      =====       ====      =====      =====


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

         GENERAL. The Company recorded net income of $989,000 for the year ended September 30, 1999, compared to $744,000 for the year ended September 30, 1998. The increase resulted primarily from an increase in net interest income of $629,000, a decrease in provision for loan losses of $66,000 and an increase of $6,000 in non-interest income. Such changes were partially offset by a $327,000 increase in non-interest expenses and a $129,000 increase in federal income tax expense.

         NET INTEREST INCOME. Interest income increased $105,000 for the year ended September 30, 1999, compared to the year ended September 30, 1998. This was a result of a $4.2 million increase in average interest-earning assets from $110.2 million for the year ended September 30, 1998 to $114.4 million for the year ended September 30, 1999.

         Interest expense for the year ended September 30, 1999 was $3.7 million, a decrease of $524,000 or 12.5%. The decrease in interest expense was a result of a decrease of $9.9 million in the average balance of interest-bearing liabilities and a decrease in the cost of funds from 4.59% for the year ended September 30, 1998 to 4.51% for the year ended September 30, 1999.

         The Company's net interest rate spread was 3.00% for the year ended September 30, 1999, compared to 2.92% for the year ended September 30, 1998.

         PROVISION FOR LOAN LOSSES. For the year ended September 30, 1999, the provision for loan losses was $8,000, a decrease of $66,000, or 82.9%, compared to the year ended September 30, 1998. In determining reasonably estimable losses on loans, management considers loss experience, the nature of the portfolio, credit concentrations, an analysis of specific loans in the assessment of general trends in relevant real estate markets and current and prospective economic conditions, including property values, employment rates, interest rates and other conditions that affect a borrower's ability to comply with repayment terms. Based upon these considerations, management decided the allowance for loan losses should be $300,000 for September 30, 1999, the same balance as September 30, 1998.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for losses on loans. Such agencies may require the Savings Bank to provide additions to the allowance based upon judgements different from those of management. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Savings Bank's control. There can be no assurance that the amount of past or future provisions for losses on loans or the balance of the allowance for losses on loans account will be adequate to absorb actual losses on loans in the future.

         NON-INTEREST INCOME AND NON-INTEREST EXPENSE. Non-interest income increased $6,000, or 5.4%, to $117,000 for the year ended September 30, 1999, compared to $111,000 for the same period in 1998. This increase was primarily due to an increase in fee income. Non-interest expense increased $327,000 or 10.91%, to $3.3 million. The primary reasons for this increase were an increase in salaries and employee benefits of $181,000, an increase in property and license tax of $21,000, an increase in advertising expense of $14,000 and an increase in other expenses of $124,000. These increases were primarily the result of costs associated with the ESOP, and costs associated with the operation of a public company. These increases were partially offset by a $26,000 decrease in office expenses and a $6,000 decrease in federal deposit insurance premiums as a result of the recapitalization of the Savings Association Insurance Fund.

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

         NET INTEREST INCOME. Interest income increased $279,000 for the year ended September 30, 1998, compared to the year ended September 30, 1997. This was a result of a $7.8 million increase in average interest-earning assets from $102.4 million for the year ended September 30, 1997 to $110.2 million for the year ended September 30, 1998. This increase in interest-earning assets was partially offset by a reduction in yield on earning assets from 7.81% to 7.51% for the year ended September 30, 1998. The increase in interest-earning assets is a result of investing the net proceeds from the stock offering.

         Interest expense for the year ended September 30, 1998 was $4.2 million, a decrease of $260,000 or 5.84%. This was a result of a decrease of $763,000 in the average balance of interest-bearing liabilities and a .25% decrease in the cost of funds from 4.84% for the year ended September 30, 1997 to 4.59% for the year ended September 30, 1998.

         The Company's net interest rate spread was 2.92% for the year ended September 30, 1998, compared to 2.97% for the year ended September 30, 1997.

         PROVISION FOR LOAN LOSSES. For the year ended September 30, 1998 the provision for loan losses was $74,000, a decrease of $39,000, or 34.5%, compared to the year ended September 30, 1997. Historically management has emphasized Columbia Federal's loss experience over other factors in establishing provisions for losses on loans. During the years ended September 30, 1998 and 1997, management determined that other factors should also be considered in determining reasonably estimable losses on loans. Among the other factors to be considered are the nature of the portfolio, credit concentrations, an analysis of specific loans in the portfolio, known and inherent risks in the portfolio, the estimated value of the underlying collateral, the assessment of general trends in relevant real estate markets and current and prospective economic conditions, including property values, employment rates, interest rates and other conditions that affect a borrower's ability to comply with repayment terms. Based upon these consideration management decided the allowance for loan losses should be $300,000 for September 30, 1998, the same balance as September 30, 1997.

         NON-INTEREST INCOME AND NON-INTEREST EXPENSE. Non-interest income increased $13,000, or 13.27%, to $111,000 for the year ended September 30, 1998, compared to $98,000 for the same period in 1997. This increase was primarily due to an increase in fee income. Non-interest expense increased $330,000, or 12.4%, to $3.0 million. The primary reasons for this increase were an increase in salaries and employee benefits of $241,000, an increase in office expense of $40,000, an increase in other expenses of $61,000 and an increase in advertising expense of $13,000. These increases were primarily the result of cost associated with the Company's new Employee Stock Ownership Plan, the relocation of the Florence office, which increased advertising, furniture, telephone and stationary costs, and cost associated with the operation of a public company. These increases were partially offset by a $28,000 decrease in federal deposit insurance premiums as a result of the recapitalization of the Savings Association Insurance Fund.

LIQUIDITY AND CAPITAL RESOURCES

         The Savings Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Savings Bank's primary sources of funds are deposits, borrowings, amortization, prepayments and maturities of outstanding loans, sales of loans, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled loan amortization and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Savings Bank manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Savings Bank invests excess funds in overnight deposits and other short-term interest-earning assets which provide liquidity to meet lending requirements. The Savings Bank has generally been able to generate enough cash through the retail deposit market, its traditional funding source, to offset the cash utilized in investing activities. As an additional source of funds, the Savings Bank may borrow from the FHLB of Cincinnati. At September 30, 1999, the Savings Bank had $1 million in outstanding advances from the FHLB of Cincinnati.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term basis, the Savings Bank maintains a strategy of investing in various lending products. The Savings Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals and fund loan commitments. At September 30, 1999, the total approved loan commitments outstanding, excluding construction loans, amounted to $1.5 million. At the same date, the unadvanced portion of construction loans approximated $3.2 million. Investment securities scheduled to mature within one year or less is $2.0 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1999 totaled $33.6 million. The Savings Bank did not have any mortgage-backed securities scheduled to mature in one year or less at September 30, 1999. Management believes that a significant portion of maturing deposits will remain with the Savings Bank. The Savings Bank anticipates that it will continue to have sufficient funds to meet its current commitments.

         The Savings Bank is required by the OTS to maintain average daily balances of liquid assets (as defined) in an amount equal to 4% of net withdrawable deposits and borrowings payable in one year or less to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The liquidity requirements may vary from time to time at the direction of the OTS depending upon economic conditions and deposit flows. The Savings Bank generally maintains a liquidity ratio of at least 8% of its net withdrawable deposits and borrowings payable in one year or less. The Savings Bank's average quarterly liquidity ratio for September 1999 was 23.4%.

         Federally insured savings institutions are required to satisfy three different OTS capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital generally equal to at least 4% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8% of "risk-weighted" assets. For purposes of the regulation, core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and qualifying supervisory goodwill. Core capital is generally reduced by the amount of a savings institution's intangible assets. Tangible capital is core capital less all intangible assets, with a limited exception for purchased mortgage servicing rights. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of the Savings Bank, includes a general valuation allowance for losses on loans of $300,000 at September 30, 1999.

         Under the "prompt corrective action" regulations of OTS, a savings bank that has not received the highest possible examination rating may become subject to corrective action if its core capital is less than 4% of its adjusted total assets.

         The Savings Bank substantially exceeded each of the above-described regulatory capital requirements at September 30, 1999. See Note 19 of the Notes to the Financial Statements.

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

RECENT ACCOUNTING PRONOUNCEMENTS

         In July 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the Statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events during the period other than transactions with owners ("Comprehensive income"). Comprehensive income is the total of net income and all other nonowner changes in equity. The Statement is effective for fiscal years beginning after December 15, 1997. Management has adopted SFAS No. 130, and it has not had a material effect on the disclosures required for the Company.

         In July, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Statement No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards. The Statement is effective for fiscal years beginning after December 15, 1997. Management has adopted SFAS No. 131, and it has not had a material effect on the disclosures required for the Company.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, and is not expected to have a material impact on the disclosures or accounting principles of the Company.

         In October, 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." Statement No. 134 requires entities conducting certain mortgage banking activities to classify mortgage-backed securities retained after a securitization as trading securities. This pronouncement had no material effects on the disclosures or accounting principles of the Company.

YEAR 2000 READINESS

         Because the Savings Bank's operations rely extensively on computer systems, the Savings Bank is addressing problems associated with the possibility that computer systems will not recognize the year 2000 ("Y2K") correctly. The Savings Bank has developed a Year 2000 Plan, which was presented to the Board of Directors in 1997. The Board of Directors appointed a Year 2000 Committee, which reports to the Board of Directors quarterly.

         The Savings Bank relies primarily on third-party vendors for its computer output and processing, as well as other significant functions and services, such as securities safekeeping services, ATM service, and wire transfers. The Year 2000 Committee has contacted all major vendors to assess their Y2K readiness, and all modifications to existing hardware and software and conversions to new hardware and software believed necessary to ensure that critical systems will function properly, have been completed.

         All date-dependent equipment and related software throughout the Savings Bank have been inventoried and tested for Y2K capabilities. Equipment identified as not being Y2K compatible has been replaced. The cost for this new hardware and software was approximately $15,000.

         If the modifications and conversions by both third-party vendors and the Savings Bank fail to function properly, the operations and financial condition of the Company could be materially adversely affected. The Savings Bank has developed contingency plans for continued operations in the event of system failure.

         In addition, financial institutions may experience increases in problem loans and credit losses in the event that borrowers fail to prepare properly for Y2K, and higher funding costs could result if consumers react to publicity about the issue by withdrawing deposits. The Savings Bank has assessed such risks among its customers. The Company could also be materially adversely affected if other third parties, such as governmental agencies, clearinghouses, telephone companies, utilities and other service providers fail to prepare properly.

RECENT LEGISLATION

         On November 12, 1999, the Gramm-Leach-Bliley Act (the "GLB Act") was enacted into law. The GLB Act makes sweeping changes in the financial services in which various types of financial institutions may engage. The Glass-Steagall Act, which had generally prevented banks from affiliating with securities and insurance firms, was repealed. A new "financial holding company," which owns only well capitalized and well managed depository institutions, will be permitted to engage in a variety of financial activities, including insurance and securities underwriting and agency activities.

         The GLB Act permits unitary savings and loan holding companies in existence on May 4, 1999, including the Company, to continue to engage in all activities in which they were permitted to engage prior to the enactment of the Act. Such activities are essentially unlimited, provided that the thrift subsidiary remains a qualified thrift lender. Any thrift holding company formed after May 4, 1999, will be subject to the same restrictions as a multiple thrift holding company. In addition, a unitary thrift holding company in existence on May 4, 1999, may be sold only to a financial holding company engaged in activities permissible for multiple savings and loan holding companies.

         The GLB Act is not expected to have a material effect on the activities in which the Company and the Savings Bank currently engage, except to the extent that competition with other types of financial institutions may increase as they engage in activities not permitted prior to enactment of the GLB Act.


         MARKET PRICE OF COMPANY SHARES AND RELATED SHAREHOLDER MATTERS

         The Conversion of Columbia Federal from mutual form to stock form and the formation of the Company as the holding company of Columbia Federal (the "Conversion") was completed on April 15, 1998. In connection with the Conversion, the Company issued 2,671,450 common shares to certain depositors of the Savings Bank and an employee benefit plan of the Company.

         At December 1, 1999, the Company had 2,650,950 common shares outstanding, which were held by approximately 1,348 stockholders. Such figure does not reflect the number of beneficial owners of common shares.

         Information about the Company's common shares is quoted on the Nasdaq National Market under the symbol "CFKY." The high and low bid quotations for the common shares for each of the quarters since the Conversion as well as cash dividends declared during these periods were as follows:

                                          Quotations                              Dividends
                                     High Bid     Low Bid            Amount     Payment Date
                                     --------     -------            ------     ------------

 June 30, 1998                        $17.75       $14.38              N/A           N/A
 September 30, 1998                    15.00        11.50            $ .07      August 7, 1998
 December 31, 1998                     12.38        12.25              .07      November 6, 1998
 March 31, 1999                        12.75        12.25              .07      February 12, 1999
 June 30, 1999                         11.50        11.50              .07      May 7, 1999
 September 30, 1999                    13.25        13.25              .07      August 6, 1999
                                                                      3.00      June 8, 1999

         The bid prices of the Company's common shares reflect inter-dealer quotations and do not include markups, markdowns or commissions and may not necessarily represent actual transactions.

         In addition to certain federal income tax considerations, OTS regulations impose limitations on the payment of dividends and other capital distributions by savings banks. Under OTS regulations applicable to converted savings banks, the Savings Bank is not permitted to pay a cash dividend, be reduced below the amount established for the purpose of granting a limited priority claim on the assets of the Savings Bank in the event of a complete liquidation to those members of the Savings Bank before the Conversion who maintain a savings account at the Savings Bank after the Conversion or applicable regulatory capital requirements prescribed by the OTS.

         An application must be submitted and approval from the OTS must be obtained by a subsidiary of a savings and loan holding company (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association's retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must file a notice with the OTS.

               COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                             FORT MITCHELL, KENTUCKY

                      CONSOLIDATED FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                        SEPTEMBER 30, 1999, 1998 AND 1997




                                                                          PAGE


Independent Auditors' Report                                               17


Consolidated Financial Statements

    Consolidated Statements of Financial Condition                         18

    Consolidated Statements of Income                                      19

    Consolidated Statements of Shareholders' Equity                        20

    Consolidated Statements of Cash Flows                                  21

    Notes to the Consolidated Financial Statements                        22-45

                                                            50 GRANDVIEW DRIVE, SUITE 300
                                                            FORT MITCHELL, KY  41017-5610
VONLEHMAN & COMPANY INC.
-----------------------------------------------------------------------------------------
CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS ADVISORS
                                                            4221 MALSBARY ROAD, SUITE 102
                                                            CINCINNATI, OHIO  45242-5502





                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



     Board of Directors
     Columbia Financial of Kentucky, Inc. and Subsidiary
     Fort Mitchell, Kentucky


     We have audited the accompanying consolidated statements of financial condition of Columbia Financial of Kentucky, Inc. and Subsidiary as of September 30, 1999 and 1998 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years ended September 30, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Columbia Financial of Kentucky, Inc. and Subsidiary at September 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the years ended September 30, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.




    Fort Mitchell, Kentucky
    November 2, 1999

             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                           FORT MITCHELL, KENTUCKY
                      STATEMENTS OF FINANCIAL CONDITION

                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              SEPTEMBER 30,
                                                                              -------------
                                                                           1999              1998
                                                                        ---------         ---------
                                     ASSETS

Cash and due from Banks                                                  $    937          $    631
Interest Bearing Deposits in Other Banks                                    2,504             5,629
                                                                        ---------         ---------

  Total Cash and Cash Equivalents                                           3,441             6,260

Investment Securities
  Held to Maturity, At Cost (Market Value of $16,664 for 1999
  and $19,148 for 1998)                                                    16,999            18,980
  Available-for-Sale, At Market Value                                          --             4,091
Mortgage-Backed Securities, At Cost (Market Value of
 $19,610 for 1999 and $22,604 for 1998)                                    19,968            22,352
Loans Receivable, Net                                                      69,089            62,161
Interest Receivable                                                           867               891
Premises and Equipment, Net                                                 1,534             1,625
Federal Home Loan Bank Stock, At Cost                                       1,451             1,354
Federal Income Tax - Refund Receivable                                         11                13
Other Assets                                                                   61                86
                                                                        ---------         ---------

  TOTAL ASSETS                                                           $113,421          $117,800
                                                                        =========         =========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Deposits                                                               $ 81,654          $ 79,484
  Short Term Borrowings                                                     1,000                --
  Advances from Borrowers for Taxes
    and Insurance                                                             381               343
  Accrued Federal Income Tax Liability                                         --                 5
  Deferred Federal Income Tax Liability                                        45               172
  Other Liabilities                                                           162                78
                                                                        ---------         ---------

   TOTAL LIABILITIES                                                       83,242            80,082
                                                                        ---------         ---------

COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY
  Preferred Shares of $0 Par Value; 1,000,000 Shares
    Authorized; No Shares Issued or Outstanding as of 1998                     --                --
  Common Shares of $0 Par Value; 6,000,000 Shares
    Authorized; 2,650,950 and 2,671,450 Shares Issued                          --                --
    and Outstanding as of 1999 and 1998, Respectively
  Treasury Stock, 20,500 Shares at Cost                                      (262)               --
  Additional Paid in Capital                                               18,194            26,008
  Unearned ESOP Shares                                                     (1,643)           (1,937)
  Retained Earnings-Substantially Restricted                               13,890            13,647
                                                                        ---------         ---------

   TOTAL SHAREHOLDERS' EQUITY                                              30,179            37,718
                                                                        ---------         ---------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                           $113,421          $117,800
                                                                        =========         =========

See auditors' report and accompanying notes.

               COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                             FORT MITCHELL, KENTUCKY
                              STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                            YEARS ENDED SEPTEMBER 30,
                                                      ------------------------------------
                                                      1999            1998            1997
                                                      ----            ----            ----
INTEREST INCOME
  Loans                                              $5,553          $5,392          $5,802
  Mortgage-Backed Securities                          1,318           1,263           1,143
  Investments                                         1,266           1,108             854
  Interest-Bearing Deposits                             243             512             197
                                                     ------          ------          ------
    Total Interest Income                             8,380           8,275           7,996
                                                     ------          ------          ------

INTEREST EXPENSE
  Deposits                                            3,665           4,191           4,426
  FHLB Advances                                           2              --              25
                                                     ------          ------          ------

    Total Interest Expense                            3,667           4,191           4,451
                                                     ------          ------          ------

NET INTEREST INCOME                                   4,713           4,084           3,545

PROVISION FOR LOSSES ON LOANS                             8              74             113
                                                     ------          ------          ------

    Net Interest Income After Provision for
      Losses on Loans                                 4,705           4,010           3,432
                                                     ------          ------          ------

NON-INTEREST INCOME                                     117             111              88
                                                     ------          ------          ------

NON-INTEREST EXPENSE
    Salaries and Employee Benefits                    2,102           1,921           1,680
    Occupancy Expense of Premises                       268             244             242
    Federal Deposit Insurance Premiums                   54              60              88
    Data Processing Services                            109             114             112
    Advertising                                         133             119             106
    Property and License Taxes                          119              98              99
    Office Expenses                                     140             166             126
    Other                                               399             275             439
                                                     ------          ------          ------

    Total Non-Interest Expense                        3,324           2,997           2,667
                                                     ------          ------          ------

    Income Before Federal Income Tax                  1,498           1,124             853
      Expense

FEDERAL INCOME TAX EXPENSE                              509             380             300
                                                     ------          ------          ------

      NET INCOME                                     $  989          $  744          $  553
                                                     ======          ======          ======

BASIC EARNINGS PER COMMON SHARE                      $ 0.40          $ 0.22          $  N/A
                                                     ======          ======          ======

DILUTED EARNINGS PER COMMON SHARE                    $ 0.40          $ 0.22          $  N/A
                                                     ======          ======          ======

See auditors' report and accompanying notes.

               COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                             UNREALIZED
                                           ADDITIONAL     SHARES                               GAINS        TOTAL
                                             PAID-IN     ACQUIRED    TREASURY     RETAINED     ON AFS    SHAREHOLDERS'
                                             CAPITAL      BY ESOP      STOCK      EARNINGS   SECURITIES    EQUITY
                                            ----------   ---------- ----------   ----------  ----------  ----------
Balance at September 30, 1996                $    --      $    --       $  --       $12,537       $--       $12,537
NET INCOME                                        --           --          --           553        --           553
UNREALIZED GAIN ON AFS SECURITIES,
  NET OF TAX EFFECT                               --           --          --            --         1             1
                                            ----------   ---------- ----------   ----------  ----------  ----------

BALANCE AT SEPTEMBER 30, 1997                     --           --          --        13,090         1        13,091
NET INCOME                                        --           --          --           744        --           744
DISPOSAL OF AFS SECURITIES                        --           --          --            --        (1)           (1)
PROCEEDS FROM PUBLIC OFFERING                 25,930       (2,137)         --            --        --        23,793
ESOP COMMON SHARES RELEASED
  FOR ALLOCATION                                  63          200          --            --        --           263
DIVIDENDS DECLARED                                15           --          --          (187)       --          (172)
                                            ----------   ---------- ----------   ----------  ----------  ----------

 BALANCE AT SEPTEMBER 30, 1998                26,008       (1,937)         --        13,647        --        37,718
 NET INCOME                                       --           --          --           989        --           989
 RETURN OF CAPITAL DISTRIBUTION               (7,983)          --          30            --        --        (7,953)
 ESOP COMMON SHARES RELEASED
   FOR ALLOCATION                                110          294          --            --        --           404
 DIVIDENDS DECLARED                               59           --          --          (746)       --          (687)
 TREASURY SHARES PURCHASED                        --           --        (292)           --        --          (292)
                                            ----------   ---------- ----------   ----------  ----------  ----------

 BALANCE AT SEPTEMBER 30, 1999               $18,194      $(1,643)      $(262)      $13,890       $--       $30,179
                                            ==========   ========== ==========   ==========  ==========  ==========

 See auditors' report and accompanying notes.

               COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                             FORT MITCHELL, KENTUCKY
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                       YEARS ENDED SEPTEMBER 30,
                                                            -----------------------------------------------
                                                               1999               1998              1997
                                                            ----------         ----------        ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                   $   989           $    744           $   553
  Reconciliation of Net Income with
    Cash Flows from Operations
      Depreciation                                                 108                102                86
      Provision for Losses on Loans                                  8                 74               113
      Shares Released to ESOP                                      404                263                --
      FHLB Stock Dividends                                         (97)               (94)              (86)
      Deferred Federal Income Tax                                 (127)                10               228
      Gain on Sale of REO                                           --                 (2)               --
    Changes In
      Interest Receivable                                           24               (179)              106
      Other Assets                                                  14                  1                88
      Federal Income Tax Receivable / Liability                     (3)                18               (20)
      Other Liabilities                                             81                (20)             (535)
                                                            ----------         ----------        ----------

      NET CASH PROVIDED BY OPERATING ACTIVITIES                  1,401                917               533
                                                            ----------         ----------        ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment Securities
    Purchased                                                   (8,569)           (20,502)           (6,074)
    Matured                                                     14,641             11,503             7,000
  Mortgage-Backed Securities
    Purchased                                                   (3,090)            (9,103)           (2,377)
    Principal Collected                                          5,474              4,613             3,266
  Loan Originations and Repayments, Net                         (7,074)              (737)            5,939
  Proceeds from Sale of Real Estate Owned                          138                 81               110
  Purchases of Property and Equipment                              (16)              (132)             (352)
                                                            ----------         ----------        ----------

    NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES             1,504            (14,277)            7,512
                                                            ----------         ----------        ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Advances from Borrowers for
    Taxes and Insurance                                             38               (117)              197
  Change in Deposits                                             2,170            (10,711)           (4,462)
  Dividends Paid                                                (8,670)              (172)               --
  Treasury Stock Purchases                                        (262)                --                --
  Net Proceeds from Insurance of Common Shares                      --             23,793                --
  Payments on Advances From FHLB                                    --                 --            (2,000)
  Proceeds from FHLB Advances                                    1,000                 --             2,000
                                                            ----------         ----------        ----------

    NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES            (5,724)            12,793            (4,265)
                                                            ----------         ----------        ----------

    CHANGE IN CASH AND CASH EQUIVALENTS                         (2,819)              (567)            3,780

BEGINNING BALANCE, CASH AND CASH EQUIVALENTS                     6,260              6,827             3,047
                                                            ----------         ----------        ----------

    ENDING BALANCE, CASH AND CASH EQUIVALENTS                  $ 3,441           $  6,260           $ 6,827
                                                            ==========         ==========        ==========

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

         Substantial portions of the Bank's loans are secured by real estate in local markets. In addition, foreclosed real estate is located in this same market. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     NOTE 1 - ACCOUNTING POLICIES (CONTINUED)

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

     FEDERAL HOME LOAN BANK STOCK

         The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the FHLB of Cincinnati. The stock is recorded at cost, which represents anticipated redemption value.

     MORTGAGE-BACKED SECURITIES

         These assets are carried at cost, adjusted for amortization of premiums and accretion of discounts on purchases. They are not adjusted to the lower of cost or market because management has the intention and ability to hold these assets until maturity. Premiums and

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     NOTE 1 - ACCOUNTING POLICIES (CONTINUED)

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

         In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement, which was amended by SFAS No. 118 as to certain income recognition provisions and financial statement disclosure requirements, requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loans' effective interest rate or, as an alternative, at the loans' observable market price or fair value of the collateral. SFAS No. 114 was effective for years beginning after December 15, 1994 (October 1, 1995, as to the Company). The Company adopted SFAS No. 114 effective October 1, 1995, without material effect on financial condition or results of operations.

         A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and, therefore, excluded from separate identification for evaluation of impairment. With respect to the Company investment in impaired nonresidential and multifamily residential real estate loans, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     NOTE 1 - ACCOUNTING POLICIES (CONTINUED)

         cost or fair value. Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

         At September 30, 1999 and 1998, the Company had no loans that would be defined as impaired under SFAS No. 114.

         PROVISION FOR LOSSES ON LOANS

         Provision for losses on loans includes charges to reduce the recorded balances of mortgage loans receivable, uncollected interest and real estate to their estimated net realizable value or fair value, as applicable. Such provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable, considering the current and currently anticipated future operating or sales conditions, thereby causing these estimates to be particularly susceptible to changes that could result in a material adjustment to results of operations in the near term. Recovery of the carrying value of such loans and real estate is dependent to a great extent on economic, operating and other conditions that may be beyond the Company's control. It is the opinion of management, however, that adequate provision has been made for losses on loans and real estate.

         PREMISES AND EQUIPMENT

         The cost of premises and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line and accelerated methods.

         Maintenance and repairs are charged to operations when incurred. Significant betterments and renewals are capitalized. When premises and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

         The useful lives of premises and equipment for purposes of computing depreciation are:

                 Office Properties                 5-40   Years
                 Equipment                         5-10   Years

         REAL ESTATE OWNED

         Real estate acquired in settlement of loans is carried at the lower of cost or fair value at the date of acquisition. Costs include the uncollected loan balance as well as other out-of-pocket costs of acquiring the property.

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTE 1 - ACCOUNTING POLICIES (CONTINUED)

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

         STOCK BENEFIT PLANS

         In conjunction with its offering of common shares, the Company implemented the Columbia Financial of Kentucky, Inc.'s Employee Stock Ownership Plan (ESOP). The ESOP provides retirement benefits for substantially all full-time employees who have completed one year of service. The Company accounts for the ESOP compensation expense using the fair value of ESOP shares allocated to participants during a fiscal year. Expense recognized related to the plan totaled approximately $403,000, $263,000 and $0 for the years ended September 30, 1999, 1998, and 1997, respectively.

         ADVERTISING

         Advertising costs are expensed as incurred.


NOTE 2 - CASH FLOWS INFORMATION

         For purposes of the cash flows statement, cash and cash equivalents includes cash on hand and in demand and time accounts.

         Cash paid for interest and income taxes was as follows:

                       1999            1998            1997
                       ----            ----            ----
                                  (In Thousands)
Interest              $3,667          $4,191          $4,451
                      ======          ======          ======
Income Taxes          $  633          $  352          $   92
                      ======          ======          ======

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTE 2 - CASH FLOWS INFORMATION (Continued)

         The Company had non-cash investing or financing activities as follows:

                                         1999          1998          1997
                                         ----          ----          ----
                                                  (In Thousands)
 Real Estate at Cost Acquired Through
  Foreclosure of Mortgage Loans          $138          $153          $111
                                         ====          ====          ====
FHLB Stock Dividends Received            $ 97          $ 94          $ 86
                                         ====          ====          ====


NOTE 3 - INVESTMENT SECURITIES

         Investment securities as of September 30, 1999 and 1998 consisted of the following:


                                                                  Gross         Gross
                                                 Amortized      Unrealized    Unrealized         Market
                                                    Cost          Gains         Losses            Value
                                                 ---------      ----------    -----------        ------
     1999                                                             (In Thousands)
     ----
     U.S. Government and Federal Agency
         Obligations Held to Maturity             $16,999          $  4          $(339)          $16,664
                                                  =======          ====          =====           =======
     1998
     ----
     U.S. Government and Federal Agency
         Obligations Held to Maturity             $18,980          $179          $ (11)          $19,148
                                                  =======          ====          =====           =======

Corporate Notes Available-for-Sale                $ 4,091          $ --          $  --           $ 4,091
                                                  =======          ====          =====           =======


         The following is a summary of maturities of securities held-to-maturity as of September 30, 1999:

         Amortized                        Estimated
         Amounts maturing in:                Cost          Market Value
                                             ----          ------------
                                                 (In Thousands)
One year or less                           $ 2,000          $ 1,996
After one year through five years           11,990           11,694
After five through ten years                 3,009            2,974
                                           -------          -------
 Totals                                    $16,999          $16,664
                                           =======          =======


    The following is a summary of interest earned on investments:

                                                1999            1998           1997
                                                ----            ----           ----
                                                           (In Thousands)
U.S. Government and Agency Securities          $1,134          $  946          $768
Corporate Notes                                    35              68            --
Dividends on FHLB Stock                            97              94            86
                                               ------          ------          ----
                                               $1,266          $1,108          $854
                                               ======          ======          ====

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTE 4 - MORTGAGE-BACKED SECURITIES

         The balances in mortgage-backed securities as of September 30, 1999 and 1998 were comprised of:

                                              Gross       Estimated
                                            Amortized     Unrealized     Unrealized        Market
                                              Cost           Gains         Losses           Value
                                             ------          ------        ------           ------
     1999                                                       (In Thousands)
     ----
Government National Mortgage
      Association                           $ 4,452          $ 57          $ (57)          $ 4,452
Federal National Mortgage Association        11,925            24           (301)           11,648
Federal Home Loan Mortgage
      Corporation                             3,591            27           (108)            3,510
                                            -------         -------       -------          -------
      Totals                                $19,968          $108          $(466)          $19,610
                                            =======         =======       =======          =======

     1998
     ----
Government National Mortgage
      Association                           $ 4,382          $107          $  (5)          $ 4,484
Federal National Mortgage Association        13,299            99            (42)           13,356
Federal Home Loan Mortgage Corporation        4,671            95             (2)            4,764
                                            -------         -------       -------          -------
      Totals                                $22,352          $301          $ (49)          $22,604
                                            =======         =======       =======          =======




         The following is a summary of maturities of mortgaged-backed securities held to maturity as of September 30, 1999:


                                                               Amortized Estimated
                                                      Cost         Market Value
         Amounts maturing in:                         ----         ------------
                                                          (In Thousands)
         After one year through five years           $ 1,234          $ 1,232
         After five years through ten years            4,213            4,123
         After ten years                              14,447           14,255
                                                     -------          -------

               Totals                                $19,894          $19,610
                                                     =======          =======


                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOSSES ON LOANS

         The balances in loans receivable as of September 30, 1999 and 1998 were comprised of:

                                                        1999                 1998
                                                        ----                 ----
                                                             (In Thousands)
         Mortgage Loans:
           One-to-Four Family Residential             $58,675              $53,579
           Other                                       14,603               12,372
           Home Improvements Loans                          -                    5
           Loans on Deposits                               38                   20
                                                      -------              -------

                                                       73,316               65,976
    Less Net Deferred Loan Origination Fees              (753)                (756)
           Loans in Process                            (3,174)              (2,759)
    Allowance for Loss on Loans                          (300)                (300)
                                                      -------              -------

    Loans Receivable, Net                             $69,089              $62,161
                                                      =======              =======



         A summary of activity in the allowance for loan losses for September
         30, 1999, 1998 and 1997 is as follows:

                                           1999            1998            1997
                                           ----            ----            ----
                                                       (In Thousands)
Balance at Beginning of the Year           $300            $300            $189
   Additions to Allowance                     8              74             113
Charge Offs During the Year                  (8)            (74)             (2)
                                           ----            ----            ----
    Balance at End of the Year             $300            $300            $300
                                           ====            ====            ====

    The Bank had no loans on non-accrual status as of September 30, 1999 and 1998.


NOTE 6 - LOAN COMMITMENTS

         As of September 30, 1999, the Bank had fixed- and adjustable-rate loan commitments as follows:

                                         Fixed          Adjustable      Total
                                         -----          ----------      -----
                                                 (Dollars In Thousands)
First Mortgage Loans
  on One-to-Four Family
  Residential Property                   $  700            $--          $  700
Other                                       775             --             775
                                         ------            ---          ------
Total                                    $1,475            $--          $1,475
                                         ======            ===          ======
Weighted Average Interest Rates            8.32%           $--            8.32%
                                           ====            ===            ====


                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTE 7 - ACCRUED INTEREST RECEIVABLE

         Accrued interest at September 30, 1999 and 1998 consisted of the following:

                                    1999          1998
                                    ----          ----
                                       (In Thousands)
Loans                               $458          $427
Mortgage-Backed Securities           127           145
Investments and Other                282           319
                                    ----          ----
   Totals                           $867          $891
                                    ====          ====


NOTE 8 - PREMISES AND EQUIPMENT

         Premises and equipment as of September 30, 1999 and 1998 was comprised of:

Land                                      $   347           $   347
Buildings and Improvements                  1,984             1,981
Furniture and Equipment                       620               606
                                          -------           -------
                                            2,951             2,934
     Accumulated Depreciation              (1,417)           (1,309)
                                          -------           -------
     Premises and Equipment, Net          $ 1,534           $ 1,625
                                          =======           =======


NOTE 9 - DEPOSITS

         A breakdown of deposits by interest rates and types as of September 30, 1999 and 1998 follows:

                                                             1999                            1998
                                                             ----                            ----
          Balances by Interest Rate                Amount            Percent        Amount           Percent
          -------------------------                ------            -------        ------           -------
                                                                     (Dollars In Thousands)
          Passbooks (1999 - 2.75%, 1998 - 2.75%) $13,082              16.02%       $12,654             15.9%
          Money Market Deposit Accounts
          (1999 - 2.50%, 1998 - 2.75%)             9,638              11.81          9,953             12.3
          Now Accounts (1999 - 2.00%,
          1998 - 2.25%)                            5,187               6.35          4,021              5.0
          Christmas Club
          (Non-Interest Bearing)                      60                .07             64               .1
          Certificates of Deposit:
                3.00% - 4.00%                         42                .05             42               --
                4.01% - 5.00%                     30,781              37.70          5,913              7.4
                5.01% - 6.00%                     17,454              21.37         37,111             46.7
                6.01% - 7.00%                      5,410               6.63          7,248              9.1
                7.01% - 8.00%                         --                 --          2,478              3.5
                                                 -------            -------        -------          -------
                Totals                           $81,654              100.0%       $79,484            100.0%
                                                 =======            =======        =======          =======

         For NOW accounts and money market accounts, bonus interest rates are paid on balances over $2,500 of .25%.

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 9 - DEPOSITS (CONTINUED)

         The scheduled maturities of certificate accounts are as follows:

                                                  Years Ended September 30,
                                                  -------------------------
                           2000             2001            2002            2003            Total
                           ----             ----            ----            ----            -----
                                                       (In Thousands)
3.00% and under          $    --          $    --          $   40          $    2          $    42
4.01%-4.50%                6,780               --              --              --            6,780
4.51%-5.00%               18,412            5,074             515              --           24,001
5.01%-5.50%                  987            1,748           1,892           2,134            6,761
5.51%-6.00%                5,569            2,354           2,272             498           10,693
6.01%-6.50%                1,875            2,811             724              --            5,410
                         -------          -------         -------         -------          -------
Totals                   $33,623          $11,987          $5,443          $2,634          $53,687
                         =======          =======         =======         =======          =======

         The total of deposit accounts with a balance of $100,000 or more was approximately $7,913,000 and $4,751,000 at September 30, 1999 and 1998,
         respectively. Deposits in excess of $100,000 are not totally insured.

         Savings deposit customers are primarily Northern Kentucky area individuals and businesses.

         Interest expense on deposits is summarized as follows:

                                                Years Ended September 30,
                                         -------------------------------------
                                         1999             1998            1997
                                         ----             ----            ----
                                                     (In Thousands)
Passbook Savings Accounts               $  359          $  392          $  402
Money Market Deposit Accounts              274             403             378
Certificates of Deposit                  2,297           3,296           3,548
Now Accounts                               105             100              98
                                        ------          ------          ------
 Interest Expense on Deposits           $3,665          $4,191          $4,426
                                        ======          ======          ======


NOTE 10 - FEDERAL HOME LOAN BANK (FHLB) ADVANCES

         At September 30, 1999, the Bank had outstanding FHLB advances of $1,000,000. The Bank had no outstanding FHLB advances at September 30, 1998. The FHLB advances were 90-day advances, which carry an adjustable interest rate. The advances were collateralized by the Bank's first mortgage loans.


NOTE 11 - RETIREMENT PLANS

         The Bank maintains a 401(k) retirement plan for the benefit of all its employees. Employees can contribute up to fifteen percent (15%) of their compensation to the plan. The Bank matches one-half of the employees' contributions up to a maximum employer match of three percent (3%) of compensation. By its nature, the plan is fully funded.

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 11 - RETIREMENT PLANS (CONTINUED)

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


NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN

         The Company has established an ESOP for its employees. As part of the Conversion, the ESOP borrowed funds from the Company. The loan was equal to 100% of the aggregate purchase price of the Company's shares acquired by the ESOP. The loan to the ESOP is being repaid principally from the Bank's contributions to the ESOP over a period of eleven years, and the collateral for the loan is the common shares purchased by the ESOP. The interest rate for the ESOP loan is a fixed rate of 9.5%. The Company may, in any plan year, make additional discretionary contributions for the benefit of the plan participants in either cash or shares, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company.

         Such purchases, if made, would be funded through dividends or other capital distributions paid by the Company on shares held by the ESOP. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

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

         Accounting principles requires that any third party borrowing by the ESOP be reflected as a liability on the Company's consolidated statements of financial condition. Since the ESOP borrowed from the Company, such obligation is not treated as a liability, but is excluded from shareholders' equity. If the ESOP purchases newly issued shares from the Company, total shareholders' equity would neither increase nor decrease, but per share shareholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

         The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the regulations of the IRS and the Department of Labor.

         The fair value of the 204,519 and 193,661 unearned ESOP shares at September 30, 1999 and 1998 was approximately $2,710,000 and $2,541,000, respectively. Shares committed to be released during 1999 and 1998 were 36,573 and 20,055, respectively. Shares allocated during 1999 and 1998 were 36,573 and 20,055, respectively.

         Employee and employer contributions to the 401(k) plan and retirement plan expense were as follows:

                                        Years Ended September 30,
                                    -------------------------------
                                    1999          1998         1997
                                    ----          ----         ----
                                            (In Thousands)
401(k) Plan
  Employee Contributions           $ 66          $ 68          $82
  Employer Contributions             33            31           30
Multi-Employer Defined
  Benefit Retirement Plan            81            87           75
  ESOP                              403           263           --


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

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


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

                                                           1999            1998
                                                           ----            ----
                                                               (In Thousands)
 Deferred Tax Assets
      Deferred Loan Fees                                   $ --           $  21
      Net Operating Loss (Company)                          164              46
      Accrued RRP                                            20              --
      Allowance for Loan Losses                             102             102
                                                            ---             ---
        Total Deferred Tax Asset                            286             169
                                                            ---             ---
 Deferred Tax Liabilities
      Book Value of Federal Home Loan
        Bank Stock Over Tax Basis                           250             240
      Special Tax Bad Debt Deduction                         58              80
      Depreciation                                           23              21
                                                            ---             ---
      Total Deferred Tax Liabilities                        331             341
                                                            ---             ---
           Net Deferred Asset (Liability)                  $(45)          $(172)
                                                            ===             ===

         No valuation allowance has been provided for deferred tax assets because management expects to be able to benefit from these temporary deductible differences.

         A reconciliation of income tax expense at the statutory rate (34% for all periods) to income tax expense at the Company's effective rate is as follows:

                                      1999           1998            1997
                                      ----           ----            ----
                                            (Dollars In Thousands)
Computed Tax at the Expected
    Statutory Rate                    $509          $ 382            $290
Nondeductible Expenses                  --              1               2
Other Differences                       --             (3)              8
                                      ----           ----            ----
                                      $509           $380            $300
                                      ====           ====            ====
Effective Rate                          34%            34%             35%
                                      ====           ====            ====

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTE 14 - INCOME TAXES (CONTINUED)

         The components of income tax expense at September 30 are summarized as follows:

                                         1999           1998          1997
                                         ----           ----          ----
                                                  (In Thousands)
Current Tax Expense                     $ 636           $370          $ 72
Deferred Tax (Benefit) Expense           (127)            10           228
                                        -----           ----          ----
   Income Tax Expense                   $ 509           $380          $300
                                        =====           ====          ====

         During the Company's 1997 tax year, a new tax law required the Bank to recapture, over a six year period, approximately $300,000 of bad debt deductions taken between 1988 and 1996. This new tax law did not have a significant effect on the Company's financial statements.


NOTE 15 - STOCK COMPENSATION PLANS

         On July 15, 1999, the Company adopted the Columbia Financial of Kentucky, Inc. Recognition and Retention Plan ("RRP") and awarded 106,438 shares of stock to various employees. These awards vest ratably over a five-year period commencing in July 2000. A provision of $53,000 was charged to expense in the fourth quarter of the year ended September 30, 1999.

         Also, on July 15, 1999 the Company adopted the Columbia Financial of Kentucky, Inc. 1999 Stock Option and Incentive Plan (the "Plan") providing for 266,095 shares of the Company to be reserved for issuance upon the exercise of options at the fair value at the date of the grant. During the year, options have been granted for 252,600 shares to directors, executive officers and certain employees at the fair value of $11.00 per share. As of September 30, 1999, none of the stock options granted have been exercised.

         SFAS No. 123 "Accounting for Stock-Based Compensation" contains a fair-value based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25. "Accounting for Stock Issued to Employees". Entities that continue to account for stock options using APB Opinion No. 25, are required to make pro forma disclosures of net earnings and earnings per share, as if the fair-value based method of accounting defined in SFAS No. 123 had been applied.

         The Company utilized APB Opinion No. 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the Plan. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the accounting method utilized in SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated as follows:

                            COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 15 - STOCK COMPENSATION PLANS (CONTINUED)


                                         1999
                              -------------------------
                              As Reported     Pro Forma
                              -----------     ---------
                           (In Thousands except share data)

Net Income                        $989          $741
                                 =====         =====

Earnings Per Share
   Basic                         $0.40         $0.30
                                 =====         =====
   Diluted                       $0.40         $0.30
                                 =====         =====

         The fair value of each option grant is estimated on the date of the grant using the following assumptions: dividend yield of 2.00%, expected volatility of 10%, a risk-free interest rate of 5.5% and expected lives of ten years.


NOTE 16 - RELATED PARTY TRANSACTIONS

         The Bank has mortgage loans outstanding with various officers, directors and employees and their relatives. The activity on these loans is shown below:

                                        1999               1998
                                        ----               ----
                                             (In Thousands)
Balance at Beginning of Year          $ 1,078           $   909
New Loans Made                            396               219
Payment of Principal                     (144)              (50)
                                      -------           -------
    Balance at End of Year            $ 1,330           $ 1,078
                                      =======           =======

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

         The Bank had deposits from various officers and directors totaling approximately $1,317,000 and $1,248,000 as of September 30, 1999 and 1998, respectively.


NOTE 17 - INTEREST RATE RISK

         The Bank is engaged principally in providing first mortgage loans to individuals on residential properties. At September 30, 1999, the Bank's assets consisted of significant amounts of mortgages which earned interest at fixed interest rates. Those assets were funded primarily with short-term liabilities which have interest rates that vary with market rates over time.

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 17 - INTEREST RATE RISK (CONTINUED)

         At September 30, 1999, the Bank had interest-earning loans and interest-bearing deposits as follows:

                                                                   Effective
                                                                    Interest       Maximum
                                                     Amount           Rate      Terms/Duration
                                                     ------           ----      --------------
                                                       (In millions, except percents)
INTEREST-EARNING LOANS
   Fixed Mortgages and Participations               $  64.9           8.19%       30 years
   Adjustable Mortgages and Participations              8.4           7.60%       30 years

INTEREST-BEARING LIABILITIES
   Deposit Accounts                                    81.7           4.27%       5 years


NOTE 18 - RECONCILIATION OF NET INCOME AND RETAINED EARNINGS

         A reconciliation of net income and retained earnings per these audited financial statements with reports filed with the Office of Thrift Supervision (OTS) as of September 30, 1999, 1998 and 1997 is as follows:

                                                        Years Ended September 30,
                                               ---------------------------------------
                                               1999              1998             1997
                                               ----              ----             ----
                                                            (In Thousands)
  NET INCOME
     Per OTS Report                          $   878           $   540          $   553
   Audit Adjustments
     Accrued Liabilities                          --                --               --
   Net Income from Holding Company
     (Adjusted for Consolidating
     Items)                                      111               204               --
                                             -------           -------          -------
     Net Income Per Statements
          of Income                          $   989           $   744          $   553
                                             =======           =======          =======
RETAINED EARNINGS
     Per OTS Report                          $14,508           $13,630          $13,090
  Net Retained Earnings of Holding
     Company (Adjusted for Con-
     solidating Items)                          (618)               17               --
                                             -------           -------          -------
        Retained Earnings Per
          Balance Sheets                     $13,890           $13,647          $13,090
                                             =======           =======          =======


                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------



NOTE 19 - REGULATORY CAPITAL REQUIREMENTS

         Banks are required to maintain capital at least sufficient to meet three separate requirements: (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to an amount generally between 4% and 5% of adjusted total assets, depending on the bank's examination rating and overall risk, and (iii) risk-based capital equal to 8.0% of risk-weighted assets.

         Any bank that is not in compliance with the capital standards may have growth restrictions placed on it by the OTS. Additionally, the OTS has discretion to treat the failure of any Bank to maintain capital at or above the minimum required level as an "unsafe and unsound practice" subject to a number of enforcement actions.

         At September 30, 1999 information with respect to the Bank's capital ratios is summarized as follows:

                                                 Tangible           Core            Risk-Based
                                                 Capital           Capital           Capital
                                                 -------           -------           -------
                                                           (Dollars In Thousands)
Capital under Generally Accepted
     Accounting Principles                       $27,249           $27,249           $27,249
Capital Reconciling Items:
     General Valuation Allowance                      --                --               300
                                                 -------           -------           -------
     Regulatory  Capital                          27,249            27,249            27,549

Less Minimum Capital Requirements                  4,560             4,560             3,981
                                                 -------           -------           -------
   Capital in Excess of
          Minimum Requirements                   $22,689           $22,689           $23,568
                                                 =======           =======           =======
Regulatory Capital as a Percentage
     of Applicable Total Assets                     23.9%             23.9%             55.4%

Less Minimum Capital as a Percentage
     of Applicable Total Assets                      1.5%              4.0%              8.0%
                                                 -------           -------           -------
Regulatory Capital as a Percentage of
      Applicable Total Assets in Excess
     of Requirements                                22.4%             19.9%             47.4%
                                                 =======           =======           =======

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

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTE 19 - REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

         Under the "prompt corrective action" regulations of the OTS, a savings bank that has not received the highest possible examination rating may become subject to corrective action if its core capital is less than 4% of its adjusted total assets.

NOTE 20 - FAIR VALUES OF FINANCIAL INSTRUMENTS

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

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTE 20 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

         The estimated fair values of the Bank's financial instruments are as follows:

                                            September 30, 1999
                                            ------------------
                                         Carrying           Fair
                                          Amount            Value
                                          ------            -----
                                              (In Thousands)
Financial Assets:
     Cash and Cash Equivalents           $ 3,441          $ 3,441
     Investment Securities                16,999           16,664
     Mortgage-backed Securities           19,968           19,610
     Loans, Net                           69,089           69,251

Financial Liabilities:
     Deposits                             81,654           81,829
    FHLB Advances                          1,000            1,000

         The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions.


NOTE 21 - DEPOSIT INSURANCE

         Deposits of the Bank are currently insured by the Savings Association Insurance Fund ("SAIF"). Both the SAIF and the Bank Insurance Fund ("BIF"), the deposit insurance fund that covers most commercial bank deposits, are statutorily required to be recapitalized to a ratio of 1.25% of insured reserve deposits.


NOTE 22 - EARNINGS PER SHARE

         Basic earnings per share amounts for the years ended September 30, 1999 and 1998 are based upon the average outstanding shares of the Company reduced by the unreleased shares of the ESOP.

         The basic average number of shares outstanding was approximately 2,458,000 for the year ended September 30, 1999 and for the period after conversion through September 30, 1998. The earnings per share for 1998 is for the income earned for the period from the Conversion (April 15, 1998) through September 30, 1998.

         The diluted average number of shares outstanding was approximately 2,467,000 for the years ended September 30, 1999 and 1998. The diluted earnings per share amount is based upon the basic shares outstanding.

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTE 23 - CORPORATE REORGANIZATION

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

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 24 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following table summarizes the Company's quarterly results for the years ended September 30, 1999 and 1998.

                                                         Three Months Ended
                                     -----------------------------------------------------------
                                     December 31,     March 31,       June 30,      September 30,
                                        1998            1999            1999            1999
                                        ----            ----            ----            ----

Total Interest Income                  $2,132          $2,126          $2,085          $2,037
Total Interest Expense                    935             929             911             892
-----------------------------------------------------------------------------------------------
Net Interest Income                     1,197           1,197           1,174           1,145
Provision for Losses on Loans              --              --              --               8
Other Income                               31              27              27              32
General, Administrative and
  Other Expense                           800             848             790             886
-----------------------------------------------------------------------------------------------
Earnings Before Income Taxes              428             376             411             283
Federal Income Taxes                      145             128             140              96
-----------------------------------------------------------------------------------------------
Net Earnings                           $  283          $  248          $  271          $  187
===============================================================================================
Earnings Per Share:
  Basic                                $  .11          $  .10          $  .11          $  .08
===============================================================================================
  Diluted                              $  .11          $  .10          $  .11          $  .08
===============================================================================================

                                     December 31,     March 31,       June 30,      September 30,
                                        1997            1998            1998            1998
                                        ----            ----            ----            ----

Total Interest Income                  $1,932          $1,957          $2,226          $2,160
Total Interest Expense                  1,098           1,103           1,057             933
-----------------------------------------------------------------------------------------------
Net Interest Income                       834             854           1,169           1,227
Provision for Losses on Loans              74              --              --              --
Other Income                               27              29              25              30
General, Administrative and
  Other Expense                           707             654             830             806
-----------------------------------------------------------------------------------------------
Earnings Before Income Taxes               80             229             364             451
Federal Income Taxes                       27              76             125             152
-----------------------------------------------------------------------------------------------
Net Earnings                           $   53          $  153          $  239          $  299
===============================================================================================
Earnings Per Share:
  Basic                                   N/A             N/A          $  .10          $  .12
===============================================================================================
  Diluted                                 N/A             N/A          $  .10          $  .12
===============================================================================================



                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 25 - CONDENSED FINANCIAL STATEMENTS OF COLUMBIA FINANCIAL
                   OF KENTUCKY, INC.

         The following condensed financial statements summarize the consolidated financial position of Columbia Financial of Kentucky, Inc. as of September 30, 1999 and 1998 and the results of operations and cash flows for the year ended September 30, 1999 and from inception (April 15, 1998) until September 30, 1998.

                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
                        STATEMENT OF FINANCIAL CONDITION
                                 (IN THOUSANDS)

                                                                            September 30,
                                                                        --------------------
                                                                        1999            1998
                                                                        ----            ----
                                     ASSETS
ASSETS                                                                $ 2,796          $10,192
  Cash and Cash Equivalents
  Investment Securities
    Available for Sale - at Market Value                                   --            6,091
  Investment in Columbia Federal Savings Bank                          13,954           13,075
  Other Assets                                                             19               19
  Deferred Tax Asset                                                      184               46
                                                                      -------          -------
       TOTAL ASSETS                                                   $16,936          $24,423
                                                                      =======          =======
                      LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Accrued RRP Expenses                                                $    53          $    --

SHAREHOLDERS' EQUITY
  Common Shares and Additional Paid-In Capital                         18,567           26,015
  Treasury Shares                                                        (262)              --
  Retained Earnings                                                       221              345
  Unearned ESOP                                                        (1,643)          (1,937)
                                                                      -------          -------
       TOTAL SHAREHOLDERS' EQUITY                                      16,883           24,423
                                                                      -------          -------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $16,936          $24,423
                                                                      =======          =======

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 25 - CONDENSED FINANCIAL STATEMENTS OF COLUMBIA FINANCIAL
          OF KENTUCKY, INC. (CONTINUED)

                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
                               STATEMENT OF INCOME
                                 (IN THOUSANDS)

                                                                                             From Inception,
                                                                                             April 15, 1998
                                                                               Year Ended        Until
                                                                              September 30,   September 30,
                                                                              -------------   -------------
                                                                                   1999           1998
                                                                                   ----           ----
REVENUE
  Interest Income                                                                $  423          $  337
  Equity in Earnings of Columbia Federal
    Savings Bank                                                                    878             334
                                                                                 ------          ------
    Total Revenue                                                                 1,301             671

GENERAL AND ADMINISTRATIVE EXPENSES                                                 644             373
                                                                                 ------          ------
    Net Income Before Income Taxes                                                  657             298

  Federal Income Tax Benefit                                                        138              46
                                                                                 ------          ------
    NET INCOME                                                                   $  795          $  344
                                                                                 ======          ======

                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
                             STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                                      $ 795           $ 344
  Reconciliation of Net Income with
    Cash Flows from Operations:
      Undistributed Earnings of Columbia Federal Savings Bank                      (879)           (334)
      Deferred Federal Income Tax                                                  (138)            (46)
      Shares Released to ESOP                                                       403             263
      Changes In
        Accrued Interest Receivable                                                  15             (15)
        Prepaid Assets                                                                2              (3)
        Accrued RRD Expenses                                                         53              --
                                                                                  -----           -----
    NET CASH PROVIDED BY OPERATING ACTIVITIES                                     $ 251           $ 209
                                                                                  =====           =====

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 25 - CONDENSED FINANCIAL STATEMENTS OF COLUMBIA FINANCIAL
          OF KENTUCKY, INC. (CONTINUED)

                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
                         STATEMENT OF CASH FLOWS (CONT.)
                                 (IN THOUSANDS)


                                                                                        From Inception,
                                                                                        April 15, 1998
                                                                       Year Ended           Until
                                                                      September 30,      September 30,
                                                                      -------------      -------------
                                                                          1999               1998
                                                                          ----               ----
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Repayment of Loan to ESOP                               $    194           $    194
  Purchase of Investment Securities                                           --             (1,091)
  Proceeds from Investment Securities                                      1,091                 --
  Investment in Columbia Federal Savings Bank                                 --            (12,741)
                                                                        --------           --------
 NET CASH USED BY INVESTING ACTIVITIES                                     1,285            (13,638)
                                                                        --------           --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net Proceeds from Issuance of Common Shares                                 --             23,793
  Treasury Shares Purchased
  Dividends Paid                                                          (8,670)             (172)
                                                                        --------           --------
 NET CASH PROVIDED BY FINANCING ACTIVITIES                                (8,932)            23,621
                                                                        --------           --------
 CHANGES IN CASH AND CASH EQUIVALENTS                                     (7,396)            10,192

 CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                           10,192                 --
                                                                        --------           --------
   CASH AND CASH EQUIVALENTS, END OF PERIOD                             $  2,796           $ 10,192
                                                                        ========           ========