Form 10-K405, Exhibit 13
period 2000-09-30
COLUMBIA FINANCIAL OF KENTUCKY INC
filed 2000-12-29
CIK 1051000

                                                                      Exhibit 13

                    PORTIONS OF 2000 REPORT TO SHAREHOLDERS
                   SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS


                                                                       At September 30,
                                            -----------------------------------------------------------------------
                                                    2000            1999             1998          1997       1996
                                                    ----            ----             ----          ----       ----
                                                        (Dollars in Thousands, Except Per Share Data)
SELECTED  FINANCIAL  CONDITION  AND  OTHER
DATA:
TOTAL AMOUNT OF:
Assets                                          $111,523        $113,421         $117,800       $104,006  $108,098
Cash and Amounts Due from Banks                      605             937              631            612       549
Interest-Bearing Deposits in Banks                 4,385           2,504            5,629          6,215     2,498
Investment Securities Held to Maturity            14,842          16,999           18,980         13,069    13,995
Investment Securities Available-for-Sale               -               -            4,091          1,003     1,002
Mortgage-backed Securities Held to                16,637          19,968           22,352         17,862    18,751
  Maturity
Loans Receivable, Net                             70,682          69,089           62,161         61,578    67,741
FHLB Stock, at Cost                                1,559           1,451            1,354          1,260     1,174
Deposits                                          75,462          81,654           79,484         90,195    94,657

Short-Term Borrowings                              6,000           1,000                -              -         -
Shareholders' Equity                              29,111          30,179           37,718         13,090    12,537
Number of Offices (1)                                  5               5                5              5         5


                                                                   Year Ended September 30,
                                            -----------------------------------------------------------------------

                                                    2000            1999             1998          1997      1996
                                                    ----            ----             ----          ----       ----

SUMMARY OF EARNINGS:
Interest Income                                    3,830           3,667            4,191          4,451     4,578
                                                  ------          ------          -------        -------    ------
Interest Expense
  Net Interest Income                              4,311           4,713            4,084          3,545     3,620
Provision for Losses on Loans                          -               8               74            113         8
                                                  ------          ------          -------        -------    ------
  Net Interest Income After Provision for
    Losses on Loans                                4,311           4,705            4,010          3,432     3,612
Non-Interest Income                                  121             117              111             88        96
Non-Interest Expense                               3,417           3,324            2,997          2,667     3,120(2)
                                                  ------          ------          -------        -------    ------
Income Before Federal Income Tax Expense           1,015           1,498            1,124            853       588
Federal Income Tax Expense                           345             509              380            300       200
                                                  ------          ------          -------        -------    ------
Net Income                                        $  670          $  989          $   744        $   553    $  388
                                                  ======          ======          =======        =======    ======
Net Income Per Share                              $ 0.27          $ 0.40          $  0.22            N/A     N/A
                                                  ======          ======          =======        =======    ======
Dividends Declared Per Share                      $ 0.28          $ 3.28           $ 0.07            N/A     N/A
                                                  ======          ======          =======        =======    ======


                                                              At or for the Year Ended September 30,
                                            ---------------------------------------------------------------------------

SELECTED FINANCIAL RATIOS:                          2000            1999            1998          1997       1996
                                                    ----            ----             ----          ----       ----
Performance Ratios:
  Return on Average Assets (3)                       .59%            .84%           0.66%         0.53%      0.36%
  Return on Average Equity (4)                      2.17            2.81            3.61          4.30       3.10
  Interest Rate Spread (5)                          2.71            3.00            2.92          2.97       2.94
  Net Interest Margin (6)                           3.93            4.30            3.71          3.46       3.41
  Non-Interest Expense to Average Total             3.02            2.83            2.65          2.53       2.87
    Assets
Capital Ratios:
  Average Equity to Average Assets                 27.25           30.00           18.25         12.22      11.50
  Equity to Assets at End of Period                26.10           26.56           32.02         12.59      11.60
Asset Quality Ratios and Other Data:
  Nonperforming Loans to Total Net Loans at
    End of Period                                   0.17            0.11            0.28          0.98       0.26
  Nonperforming Assets to Total Assets at
    End of Period                                   0.10            0.07            0.15          0.58       0.16
  Allowance for Losses on Loans to Total
    Net Loans at End of Period                      0.42            0.43            0.48          0.49       0.28
  Allowance for Losses on Loans to
    Nonperforming Loans at End of Period          256.41          394.74          173.41         49.92     106.78
  Net Charge-Offs to Average Loans                     -            0.01            0.12             -       0.01


-------------------
(footnotes on next page)

(1) All offices are full-service except that loan applications are accepted only at the main office.
(2) Includes a non-recurring pre-tax expense of $592,000 for a special one-time deposit insurance assessment.
(3)      Net income divided by average total assets.
(4)      Net income divided by average total equity.
(5) Average yield on interest-earning assets less average cost of interest-bearing liabilities.
(6)      Net interest income as a percentage of average interest-earning assets.

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

        In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the Company's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and market interest rates generally and in the Company's market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

1. Management's determination of the amount of and adequacy of the allowance for loan losses;
2.       The effect of changes in interest rates;
3. Management's opinion as to the effects of recent accounting pronouncements on the Company's consolidated financial statements; and
4. Management's belief that a significant portion of maturing deposits will remain with the Savings Bank and that the Savings Bank will continue to have sufficient funds to meet its current commitments.

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

          As a result of the Savings Bank's efforts, as of September 30, 2000, $8.1 million, or 13.3%, of the Savings Bank's portfolio of one-to-four family residential mortgage loans consisted of ARMs, and $5.4 million, or 32.9%, of the Savings Bank's portfolio of mortgage-backed securities have adjustable rates.

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

          Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (1 basis point equals
 .01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. Utilizing this measurement concept, at September 30, 2000, there would have been a decrease in the Savings Bank's NPV of approximately 17% of the present value of its assets, assuming a 200 basis point increase in interest rates. Under OTS regulation, if the NPV would decrease more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of the institution's risk-based capital.

          Presented below, as of September 30, 2000, is an analysis of Columbia Federal's interest rate risk as measured by changes in NPV for instantaneous and substantial parallel shifts of 100 basis points in market interest rates. The table also contains the policy limits set by the Board of Directors of Columbia Federal as the minimum NPV ratio that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and Columbia Federal's strong capital position.

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



      Change in                             Board Limits     $ Change                                             Change
      Interest Rates          NPV           Minimum          in NPV               % Change             NPV          In
      (basis points)          $ Amount      NPV Ratio        (In Thousands)       in NPV               Ratio         %
      --------------          --------      ---------        --------------       -------------        -----         -
                                                      (Dollars in Thousands)
             +300              $22,610          12%            $-7,511                -25%              22%        -5%
             +200               25,112          13%             -5,008                -17%              23%        -4%
             +100               27,661          14%             -2,459                 -8%              25%        -2%
                -               30,120           -                   -                  -               27%         -
             -100               32,060          14%              1,939                 +6%              28%         1%
             -200               33,267          13%              3,147                +10%              28%         1%
             -300               34,477          12%              4,357                +14%              29%         2%

          The NPV is reviewed by the Savings Bank's Board of Directors. The primary goal of the asset/liability management function is to maximize net interest income within the interest rate risk limits set by the Board. Interest rate risk is monitored on a quarterly basis through Board of Directors' meetings.

  CHANGES IN FINANCIAL CONDITION FROM SEPTEMBER 30, 1999 TO SEPTEMBER 30, 2000

          GENERAL. CFKY's consolidated assets totaled $111.5 million at September 30, 2000, a decrease of $1.9 million, or 1.7%, from $113.4 million at September 30, 1999. The decrease resulted primarily from a decrease of $5.5 million in investment and mortgage-backed securities partially offset by a $1.6 million increase in net loans receivable and a $1.5 million increase in cash and cash equivalents. A $6.2 million decrease in the Bank's deposits was partially offset by a $5.0 million increase in short-term borrowings.

          LIQUID ASSETS AND INVESTMENTS. Liquid assets (cash and cash equivalents) totaled $5.0 million at September 30, 2000, an increase of $1.6 million, or 47%, from the total at September 30, 1999. Investment securities held to maturity decreased from $17.0 million to $14.8 million, due to maturities of investments that were not reinvested.

          LOANS RECEIVABLE. Net loans receivable equaled $70.7 million at September 30, 2000, compared to $69.1 million at September 30, 1999, a 2.3% increase mainly attributable to one- to four- family mortgage loans being originated more rapidly than these loans were being repaid.

          ALLOWANCE FOR LOSSES ON LOANS. Columbia Federal's allowance for loan losses totaled $300,000 at September 30, 2000 and September 30, 1999. The allowance represented .42% of total net loans at September 30, 2000 and .43% at September 30, 1999. As of September 30, 2000, there were $117,000 in nonperforming loans, which was .17% of net loans. As of September 30, 1999, there were $76,000 in nonperforming loans, which was .11% of net loans.

          Although management believes that its allowance for loan losses at September 30, 2000, was adequate based upon the available facts and circumstances, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect CFKY's results of operations.

          DEPOSITS AND SHORT-TERM BORROWINGS. Total deposits decreased by $6.2 million, to $75.5 million, at September 30, 2000, from $81.7 million at September 30, 1999. This decrease was mainly offset by a $5.0 million increase in short-term borrowings from $1.0 million to $6.0 million. At September 30, 2000, certificates of deposit that will mature within one year accounted for 40.8% of Columbia Federal's deposit liabilities.

          CAPITAL. Columbia Federal is required by applicable law and regulation to meet certain minimum capital standards. Such capital standards include a tangible capital requirement of 1.5%, a core capital requirement of, generally, 4%, and a risk-based capital requirement of 8%. As reflected in Note 19 of the financial statements, Columbia Federal's capital ratios at September 30, 2000, were a tangible capital ratio of 25.4%, a core capital ratio of 25.4% and a risk-based capital ratio of 57.8%.

        AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES

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


                                                                        Year Ended September 30,
                                             ----------------------------------------------------------------------------
                                                              2000                                  1999
                                             --------------------------------------- ------------------------------------
                                              Average                   Average     Average                 Average
                                              Balance    Interest      Yield/Rate   Balance    Interest    Yield/Rate
                                              -------    --------      ----------   -------    --------    ----------
                                                                                         (Dollars in Thousands)
 Interest-earning assets:
   Total loans, net (1)                       $70,756     $5,780          8.17%     $66,549     $5,553         8.34%
   Mortgage-backed securities                  18,401      1,151          6.26%      20,736      1,318         6.83%
   Investment securities                       17,418      1,050          6.03%      21,545      1,471         6.36%
   Other interest-earning assets                3,142        160          5.09%       5,554        243         4.38%
                                              -------     ------          -----     -------     ------         -----
   Total interest-earning assets              109,717      8,141          7.42%     114,374      8,585         7.51%
                                              -------     ------          -----     -------     ------         -----
 Noninterest-earning assets                     3,344                                 2,954
                                              -------                               -------
     Total assets                             113,061                               117,328
                                              -------                               -------
 Interest-bearing liabilities:
   NOW accounts                                 4,940        114          2.31%       4,526        105         2.32%
   Money market accounts                        7,366        249          3.38%       9,388        273         2.91%
   Passbook savings accounts                   12,364        345          2.79%      12,828        359         2.80%
   Certificates of deposits                    51,072      2,770          5.42%      54,519      2,927         5.37%
   FHLB borrowings                              5,545        352          6.35%          48          3         6.25%
                                              -------     ------          -----     -------     ------         -----
     Total interest-bearing liabilities        81,287      3,830          4.71%      81,309      3,667         4.51%
                                              -------     ------          -----     -------     ------         -----
 Noninterest-bearing liabilities                  961                                   816
                                              -------                               -------
     Total liabilities                         82,248                                82,125
                                              -------                               -------
 Stockholders' equity                          30,813                                35,203
                                              -------                               -------
     Total liabilities and equity             113,061                               117,328
                                              -------                               -------
 Net interest income/interest rate                        $4,311          2.71%                 $4,918         3.00%
     spread                                               ======          ====                  ======         ====
 Net interest margin (2)                                                  3.93%                                4.30%
                                                                          ====                                 ====
 Ratio of average interest-earning
    assets to average interest-bearing                                  134.97%                              140.67%
    liabilities                                                         ======                               ======





                                                     Year Ended September 30,
                                             ------------------------------------
                                                              1998
                                              -----------------------------------
                                              Average                   Average
                                              Balance    Interest      Yield/Rate
                                              -------    --------      ----------
                                                     (Dollars in Thousands)

 Interest-earning assets:
   Total loans, net (1)                       $62,388     $5,392          8.64%
   Mortgage-backed securities                  18,870      1,263          6.69%
   Investment securities                       18,419      1,108          6.02%
   Other interest-earning assets               10,504        512          4.87%
                                              -------     ------          -----
   Total interest-earning assets              110,181      8,275          7.51%
                                              -------     ------          -----
 Noninterest-earning assets                     2,778
                                              -------
     Total assets                             112,959
                                              -------
 Interest-bearing liabilities:
   NOW accounts                                 4,265        100          2.34%
   Money market accounts                       16,740        403          2.41%
   Passbook savings accounts                   13,325        391          2.93%
   Certificates of deposits                    56,911      3,297          5.79%
   FHLB borrowings                                  -          -             -%
                                              -------     ------          -----
     Total interest-bearing liabilities        91,241      4,191          4.59%
                                              -------     ------          -----
 Noninterest-bearing liabilities                1,103
                                              -------
     Total liabilities                         92,344
                                              -------
 Stockholders' equity                          20,615
                                              -------
     Total liabilities and equity             112,959
                                              -------
 Net interest income/interest rate                        $4,084          2.92%
     spread                                               ======          ====
 Net interest margin (2)                                                  3.71%
                                                                          ====
 Ratio of average interest-earning
    assets to average interest-bearing                                  120.76%
    liabilities                                                         ======




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


                                                                            Year Ended September 30,
                                           -------------------------------------------------------------------------------
                                                        2000 vs. 1999                          1999 vs. 1998
                                           ------------------------ ------------------------------------------------------
                                                   Increase                                          Increase
                                              (Decrease) Due to                                 (Decrease) Due to
                                              -----------------                                 -----------------

                                                                     Total                                         Total
                                                                   Increases                                      Increase
                                              Rate       Volume    (Decrease)            Rate       Volume       (Decrease)
                                              ----       ------    ----------            ----       ------       ----------
                                                                            (In Thousands)
 Interest income attributable to:
   Interest-bearing deposits                   $  22      $(105)       $(83)            $(27)       $(242)         $(269)
   Investment securities                        (139)      (282)       (421)             175          188            363
   Mortgage-backed securities                    (18)      (149)       (167)               9           46             55
   Loans receivable                             (111)       338         227             (199)         360            161
                                                ----       ----        ----             -----        -----          -----
     Total interest income                      (246)      (198)       (444)             (42)         352            310
                                                ----       ----        ----             -----        -----          -----
 Interest expense attributable to:
   NOW accounts                                   (1)        10           9               (1)           6              5
   Money market accounts                          35        (59)        (24)              47         (177)          (130)
   Passbook savings accounts                      (1)       (13)        (14)             (17)         (15)           (32)
   Certificates of deposit                        28       (185)       (157)            (231)        (139)          (370)
   FHLB advances                                   5        344         349                -            3              3
                                                ----       ----        ----             -----        -----          -----
     Total interest expense                       66         97         163             (202)        (322)          (524)
                                                ----       ----        ----             -----        -----          -----
   Increase (decrease) in net interest
      income                                   $(312)     $(295)      $(607)          $  160       $  674         $  834
                                               ======     ======      ======          ======       =======        =======

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

         GENERAL. The Company recorded net income of $670,000 for the year ended September 30, 2000, compared to $989,000 for the year ended September 30, 1999. The decrease resulted primarily from a decrease in net interest income of $402,000 and an increase in salaries and benefits of $228,000, offset by decreases in various other non-interest expense of $135,000 and a decrease in income taxes of $164,000.

         NET INTEREST INCOME. Interest income decreased $239,000 for the year ended September 30, 2000, compared to the year ended September 30, 1999. This was a result of a decrease in average interest-earning assets of $4.7 million resulting from a special $3 per share capital distribution to shareholders totaling $8.0 million paid in June 1999.

         Interest expense for the year ended September 30, 2000 was $3.8 million, an increase of $163,000 or 4.4%. The increase in interest expense was a result of an increase in the cost of funds from 4.51% for the year ended September 30, 1999 to 4.71% for the year ended September 30, 2000.

         The Company's net interest rate spread was 2.71% for the year ended September 30, 2000, compared to 3.00% for the year ended September 30, 1999.

         PROVISION FOR LOAN LOSSES. For the year ended September 30, 2000, there was no provision for loan losses; there was a provision of $8,000 for the year ended September 30, 1999. In determining reasonably estimable losses on loans, management considers loss experience, the nature of the portfolio, credit concentrations, an analysis of specific loans in the assessment of general trends in relevant real estate markets and current and prospective economic conditions, including property values, employment rates, interest rates and other conditions that affect a borrower's ability to comply with repayment terms. Based upon these considerations, management decided the allowance for loan losses should be $300,000 at September 30, 2000, the same balance at September 30, 1999. The Savings Bank had no-charge offs in fiscal 2000.

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

         NON-INTEREST INCOME AND NON-INTEREST EXPENSE. Non-interest income increased $4,000, or 3.4%, to $121,000 for the year ended September 30, 2000, compared to $117,000 for the same period in 1999. This increase was primarily due to an increase in fee income. Non-interest expense increased $93,000 or 2.80%, to $3.4 million. The primary reason for this increase was an increase in salaries and employee benefits of $228,000, partially offset by a $62,000 decrease in advertising and a $29,000 decrease in occupancy expenses. The increase in salaries and employee benefits was primarily the result of costs associated with the ESOP and the RRP.

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

          NET INTEREST INCOME. Interest income increased $105,000 for the year ended September 30, 1999, compared to the year ended September 30, 1998. This was a result of a $4.2 million increase in average interest-earning assets from $110.2 million for the year ended September 20, 1998 to $114.4 million for the year ended September 30, 1999.

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

          NON-INTEREST INCOME AND NON-INTEREST EXPENSE. Non-interest income increased $6,000, or 5.4%, to $117,000 for the year ended September 30, 1999, compared to $111,000 for the same period in 1998. This increase was primarily due to an increase in fee income. Non-interest expense increased $327,000 or 10.91%, to $3.3 million. The primary reasons for this increase were an increase in salaries and employee benefits of $181,000, an increase in property and license tax of $21,000, an increase in advertising expense of $14,000 and an increase in other expenses of $124,000. These increases were primarily the result of costs associated with the ESOP and costs associated with the operation of a public company. These increases were partially offset by a $26,000 decrease in office expenses and a $6,000 decrease in federal deposit insurance premiums as a result of the recapitalization of the Savings Association Insurance Fund.

LIQUIDITY AND CAPITAL RESOURCES

          The Savings Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Savings Bank's primary sources of funds are deposits, borrowings, amortization, prepayments and maturities of outstanding loans, sales of loans, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled loan amortization and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Savings Bank manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Savings Bank invests excess funds in overnight deposits and other short-term interest-earning assets which provide liquidity to meet lending requirements. The Savings Bank has generally been able to generate enough cash through the retail deposit market, its traditional funding source, to offset the cash utilized in investing activities. As an additional source of funds, the Savings Bank may borrow from the FHLB of Cincinnati. At September 30, 2000 and 1999, the Savings Bank had $6 million and $1 million, respectively, in outstanding advances from the FHLB of Cincinnati.

          Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term basis, the Savings Bank maintains a strategy of investing in various lending products. The Savings Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals and fund loan commitments. At September 30, 2000, the total approved loan commitments outstanding, excluding construction loans, amounted to $527,000. At the same date, the unadvanced portion of construction loans approximated $1.8 million. There were no investment securities scheduled to mature within one year or less. Certificates of deposit scheduled to mature in one year or less at September 30, 2000 totaled $30.8 million. The Savings Bank did not have any mortgage-backed securities scheduled to mature in one year or less at September 30, 2000. Management believes that a significant portion of maturing deposits will remain with the Savings Bank. The Savings Bank anticipates that it will continue to have sufficient funds to meet its current commitments.

          The Savings Bank is required by the OTS to maintain average daily balances of liquid assets (as defined) in an amount equal to 4% of net withdrawable deposits and borrowings payable in one year or less to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The liquidity requirements may vary from time to time at the direction of the OTS depending upon economic conditions and deposit flows. The Savings Bank generally maintains a liquidity ratio of at least 8% of its net withdrawable deposits and borrowings payable in one year or less. The Savings Bank's liquidity for September 2000 was approximately $18.5 million or 22.4%.

          Federally insured savings institutions are required to satisfy three different OTS capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital generally equal to at least 4% of adjusted total assets, except for savings institutions with the highest examination rating and acceptable levels of risk, and "total" capital (a combination of core and "supplementary" capital) equal to at least 8% of "risk-weighted" assets. For purposes of the regulation, core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and qualifying supervisory goodwill. Tangible capital is core capital less all intangible assets, with a limited exception for purchased mortgage servicing rights. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of the Savings Bank, includes a general valuation allowance for losses on loans of $300,000 at September 30, 2000.

          Under the "prompt corrective action" regulations of OTS, a savings bank that has not received the highest possible examination rating may become subject to corrective action if its core capital is less than 4% of its adjusted total assets.

          The Savings Bank substantially exceeded each of the above-described regulatory capital requirements at September 30, 2000. See Note 19 of the Notes to the Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

          The consolidated financial statements of the Company and related notes presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

          Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

RECENT ACCOUNTING PRONOUNCEMENTS

          In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management has adopted SFAS No. 133, and it has not had a material impact on the disclosures or accounting principles of the Company.

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

                   COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                             FORT MITCHELL, KENTUCKY

                      CONSOLIDATED FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                        SEPTEMBER 30, 2000, 1999 AND 1998

                                                                    PAGE

Independent Auditors' Report                                         14


Consolidated Financial Statements

    Consolidated Statements of Financial Condition                   15

    Consolidated Statements of Income                                16

    Consolidated Statements of Shareholders' Equity                  17

    Consolidated Statements of Cash Flows                            18

    Notes to the Consolidated Financial Statements                  19-41

VONLEHMAN & COMPANY INC.
--------------------------------------------------------------------------------
CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS ADVISORS




                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

Board of Directors
Columbia Financial of Kentucky, Inc. and Subsidiary
Fort Mitchell, Kentucky

We have audited the accompanying consolidated statements of financial condition of Columbia Financial of Kentucky, Inc. and Subsidiary as of September 30, 2000 and 1999 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years ended September 30, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Columbia Financial of Kentucky, Inc. and Subsidiary at September 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the years ended September 30, 2000, 1999 and 1998 in conformity with generally accepted accounting principles.

                            VONLEHMAN & COMPANY INC.




Fort Mitchell, Kentucky
October 27, 2000

                 COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                           FORT MITCHELL, KENTUCKY

               CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                  SEPTEMBER 30,
                                                                             ------------------------
                                                                                2000           1999
                                                                             ---------      ---------
                                                                              (Dollars in Thousands)
                                   ASSETS

  Cash and due from Banks                                                    $     605      $     937
  Interest Bearing Deposits in Other Banks                                       4,385          2,504
                                                                             ---------      ---------
    Total Cash and Cash Equivalents                                              4,990          3,441

  Investment Securities Held to Maturity, At Cost (Market Value of
    of $14,512 and $16,664 at September 30, 2000 and 1999, Respectively)        14,842         16,999
  Mortgage-Backed Securities Held to Maturity, At Cost (Market Value of
   $16,360 and $19,610 at September 30, 2000 and 1999, Respectively)            16,637         19,968
  Loans Receivable, Net                                                         70,682         69,089
  Interest Receivable                                                              836            867
  Premises and Equipment, Net                                                    1,500          1,534
  Federal Home Loan Bank Stock, At Cost                                          1,559          1,451
  Federal Income Tax - Refund Receivable                                           409             11
  Other Assets                                                                      59             61
                                                                             ---------      ---------
    TOTAL ASSETS                                                             $ 111,514      $ 113,421
                                                                             =========      =========

                    LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

  Deposits                                                                   $  75,462      $  81,654
  Short-Term Borrowings                                                          6,000          1,000
  Advances from Borrowers for Taxes
    and Insurance                                                                  405            381
  Deferred Federal Income Tax Liability                                            250             45
  Other Liabilities                                                                286            162
                                                                             ---------      ---------

   TOTAL LIABILITIES                                                            82,403         83,242
                                                                             ---------      ---------

EQUITY
  Preferred Stock (1,000,000 Shares, No Par Value, Authorized,
    No Shares Issued or Outstanding)                                               -              -
  Common Stock (6,000,000 Shares, No Par Value, Authorized
    2,625,950 in 2000 and 2,650,950 in 1999, Issued and
    Outstanding)                                                                   -              -
  Additional Paid in Capital                                                    18,266         18,194
  Retained Earnings-Substantially Restricted                                    13,817         13,890
  Treasury Stock (45,500 Shares in 2000 and 20,500 Shares in 1999,
    at Cost)                                                                      (489)          (262)
  Unearned ESOP Shares                                                          (1,360)        (1,643)
  Shares Acquired by RRP Trust                                                  (1,123)           -
                                                                             ---------      ---------

   TOTAL EQUITY                                                                 29,111         30,179
                                                                             ---------      ---------

    TOTAL LIABILITIES AND EQUITY                                             $ 111,514      $ 113,421
                                                                             =========      =========

See auditors' report and accompanying notes.

               COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                             FORT MITCHELL, KENTUCKY
                        CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                          YEARS ENDED SEPTEMBER 30,
                                                             ---------------------------------------------------
                                                                2000                1999                1998
                                                             ------------        -----------        ------------
INTEREST INCOME
  Loans                                                    $       5,780       $      5,553       $       5,392
  Mortgage-Backed Securities                                       1,151              1,318               1,263
  Investments                                                      1,050              1,266               1,108
  Interest-Bearing Deposits                                          160                243                 512
                                                             ------------        -----------        ------------

    Total Interest Income                                          8,141              8,380               8,275
                                                             ------------        -----------        ------------

INTEREST EXPENSE

  Deposits                                                         3,478              3,665               4,191
  FHLB Advances                                                      352                  2                   -
                                                             ------------        -----------        ------------

    Total Interest Expense                                         3,830              3,667               4,191
                                                             ------------        -----------        ------------

NET INTEREST INCOME                                                4,311              4,713               4,084

PROVISION FOR LOSSES ON LOANS                                          -                  8                  74
                                                             ------------        -----------        ------------
    Net Interest Income After Provision for
      Losses on Loans                                              4,311              4,705               4,010
                                                             ------------        -----------        ------------

NON-INTEREST INCOME                                                  121                117                 111
                                                             ------------        -----------        ------------

NON-INTEREST EXPENSE
    Salaries and Employee Benefits                                 2,330              2,102               1,921
    Occupancy Expense of Premises                                    270                268                 244
    Federal Deposit Insurance Premiums                                25                 54                  60
    Data Processing Services                                         120                109                 114
    Advertising                                                       71                133                 119
    Property and License Taxes                                       102                119                  98
    Office Expenses                                                  138                140                 166
    Other                                                            361                399                 275
                                                             ------------        -----------        ------------

    Total Non-Interest Expense                                     3,417              3,324               2,997
                                                             ------------        -----------        ------------

    Income Before Federal Income Tax                               1,015              1,498               1,124
      Expense

FEDERAL INCOME TAX EXPENSE                                           345                509                 380
                                                             ------------        -----------        ------------

      NET INCOME                                           $         670       $        989       $         744
                                                             ============        ===========        ============

BASIC EARNINGS PER COMMON SHARE                            $        0.27       $       0.40       $        0.22
                                                             ============        ===========        ============

DILUTED EARNINGS PER COMMON SHARE                          $        0.27       $       0.40       $        0.22
                                                             ============        ===========        ============

See auditors' report and accompanying notes.

               COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                             FORT MITCHELL, KENTUCKY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)



                                                     ADDITIONAL                                          SHARES          SHARES
                                                       PAID-IN         RETAINED        TREASURY         ACQUIRED        ACQUIRED
                                                       CAPITAL         EARNINGS          STOCK          BY ESOP          BY RRP
                                                    --------------    ------------    ------------    -------------    ------------
 BALANCE AT SEPTEMBER 30, 1997                    $             -   $      13,090   $           -   $            -   $           -
 NET INCOME                                                     -             744               -                -               -
 DISPOSAL OF AFS SECURITIES                                     -               -               -                -               -
 PROCEEDS FROM PUBLIC OFFERING                             25,930               -               -           (2,137)              -
 ESOP COMMON SHARES RELEASED
   FOR ALLOCATION                                              63               -               -              200               -
 DIVIDENDS DECLARED                                            15            (187)              -                -               -
                                                    --------------    ------------    ------------    -------------    ------------

 BALANCE AT SEPTEMBER 30, 1998                             26,008          13,647               -           (1,937)              -
 NET INCOME                                                     -             989               -                -               -
 RETURN OF CAPITAL DISTRIBUTION                            (7,983)              -              30                -               -
 ESOP COMMON SHARES RELEASED
   FOR ALLOCATION                                             110               -               -              294               -
 DIVIDENDS DECLARED                                            59            (746)              -                -               -
 TREASURY SHARES PURCHASED                                      -               -            (292)               -               -
                                                    --------------    ------------    ------------    -------------    ------------

 BALANCE AT SEPTEMBER 30, 1999                             18,194          13,890            (262)          (1,643)              -
 NET INCOME                                                     -             670               -                -               -
 ESOP COMMON SHARES RELEASED FOR ALLOCATION                    72               -               -              283               -
 RRP SHARES RELEASED FOR ALLOCATION                             -               -               -                -          (1,123)
 DIVIDENDS DECLARED                                             -            (743)              -                -               -
 TREASURY SHARES PURCHASED                                      -               -            (227)               -               -
                                                    --------------    ------------    ------------    -------------    ------------

 BALANCE AT SEPTEMBER 30, 2000                    $        18,266   $      13,817   $        (489)  $       (1,360)  $      (1,123)
                                                    ==============    ============    ============    =============    ============




                                                       UNREALIZED
                                                          GAINS               TOTAL
                                                         ON AFS           SHAREHOLDERS'
                                                       SECURITIES             EQUITY
                                                      --------------    -------------------
 BALANCE AT SEPTEMBER 30, 1997                      $             1     $           13,091
 NET INCOME                                                       -                    744
 DISPOSAL OF AFS SECURITIES                                      (1)                    (1)
 PROCEEDS FROM PUBLIC OFFERING                                    -                 23,793
 ESOP COMMON SHARES RELEASED
   FOR ALLOCATION                                                 -                    263
 DIVIDENDS DECLARED                                               -                   (172)
                                                      --------------    -------------------

 BALANCE AT SEPTEMBER 30, 1998                                    -                 37,718
 NET INCOME                                                       -                    989
 RETURN OF CAPITAL DISTRIBUTION                                   -                 (7,953)
 ESOP COMMON SHARES RELEASED
   FOR ALLOCATION                                                 -                    404
 DIVIDENDS DECLARED                                               -                   (687)
 TREASURY SHARES PURCHASED                                        -                   (292)
                                                      --------------    -------------------

 BALANCE AT SEPTEMBER 30, 1999                                    -                 30,179
 NET INCOME                                                       -                    670
 ESOP COMMON SHARES RELEASED FOR ALLOCATION                       -                    355
 RRP SHARES RELEASED FOR ALLOCATION                               -                 (1,123)
 DIVIDENDS DECLARED                                               -                   (743)
 TREASURY SHARES PURCHASED                                        -                   (227)
                                                      --------------    -------------------

 BALANCE AT SEPTEMBER 30, 2000                      $             -     $           29,111
                                                      ==============    ===================

 See auditors' report and accompanying notes.

               COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
                             FORT MITCHELL, KENTUCKY
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                    YEARS ENDED SEPTEMBER 30,
                                                                     --------------------------------------------------------
                                                                         2000                 1999                 1998
                                                                     --------------       --------------       --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                      $            670     $            989     $            744
  Reconciliation of Net Income with
    Cash Flows from Operations
      Depreciation                                                             110                  108                  102
      Provision for Losses on Loans                                              -                    8                   74
      Shares Released to ESOP                                                  355                  404                  263
      FHLB Stock Dividends                                                    (108)                 (97)                 (94)
      Deferred Federal Income Tax                                              205                 (127)                  10
      Gain on Sale of REO                                                        -                    -                   (2)
    Changes In
      Interest Receivable                                                       31                   24                 (179)
      Other Assets                                                               2                   14                    1
      Federal Income Tax Receivable / Liability                               (398)                  (3)                  18
      Other Liabilities                                                        124                   81                  (20)
                                                                     --------------       --------------       --------------

      NET CASH PROVIDED BY OPERATING ACTIVITIES                                991                1,401                  917
                                                                     --------------       --------------       --------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment Securities Held to Maturity
    Purchased                                                                    -               (8,569)             (20,502)
    Matured                                                                  2,157               14,641               11,503
  Mortgage-Backed Securities Held to Maturity
    Purchased                                                                    -               (3,090)              (9,103)
    Principal Collected                                                      3,331                5,474                4,613
  Loan Originations and Repayments, Net                                     (1,593)              (7,074)                (737)
  Proceeds from Sale of Real Estate Owned                                        -                  138                   81
  Purchases of Property and Equipment                                          (76)                 (16)                (132)
                                                                     --------------       --------------       --------------

    NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                         3,819                1,504              (14,277)
                                                                     --------------       --------------       --------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Advances on Short-Term Borrowings                                          6,000                1,000                    -
  Repayment on Short-Term Borrowings                                        (1,000)                   -                    -
  Advances from Borrowers for Taxes and Insurance                               24                   38                 (117)
  Changes in Deposits                                                       (6,192)               2,170              (10,711)
  Capital Distributions Paid                                                  (743)              (8,670)                (172)
  Net Proceeds from Issuance of Common Shares                                    -                    -               23,793
  Treasury Shares Acquired                                                    (227)                (262)                   -
  Shares Acquired by RRP                                                    (1,123)                   -                    -
                                                                     --------------       --------------       --------------

    NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES                        (3,261)              (5,724)              12,793
                                                                     --------------       --------------       --------------

    CHANGE IN CASH AND CASH EQUIVALENTS                                      1,549               (2,819)                (567)

BEGINNING BALANCE, CASH AND CASH EQUIVALENTS                                 3,441                6,260                6,827
                                                                     --------------       --------------       --------------

    ENDING BALANCE, CASH AND CASH EQUIVALENTS                     $          4,990     $          3,441     $          6,260
                                                                     ==============       ==============       ==============


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

           SECURITIES AVAILABLE-FOR-SALE

           Securities available-for-sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as securities to be held to maturity. Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of equity until realized. The Company currently has no investments in this category.

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

    At September 30, 2000 and 1999, the Company had no loans that would be defined as impaired under SFAS No. 114.

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

    STOCK BENEFIT PLANS

    In conjunction with its offering of common shares, the Company implemented the Columbia Financial of Kentucky, Inc. Employee Stock Ownership Plan
    (ESOP). The ESOP provides retirement benefits for substantially all full-time employees who have completed one year of service. The Company accounts for the ESOP compensation expense using the fair value of ESOP shares allocated to participants during a fiscal year.

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 1 - ACCOUNTING POLICIES (CONTINUED)

    ADVERTISING

    Advertising costs are expensed as incurred.

NOTE 2 - CASH FLOWS INFORMATION

    For purposes of the cash flows statement, cash and cash equivalents includes cash on hand and in demand and time accounts.

    Cash paid for interest and income taxes was as follows:

                                                                      2000              1999             1998
                                                                     ------            ------           ------
                                                                                  (In Thousands)

           Interest                                                  $3,830            $3,667           $4,191
                                                                     ======            ======           ======
           Income Taxes                                              $  557            $  633           $  352
                                                                     ======            ======           ======

    The Company had non-cash investing or financing activities as follows:

           Real Estate at Cost Acquired Through
             Foreclosure of Mortgage Loans                           $    -            $  138           $  153
                                                                     ======            ======           ======

           FHLB Stock Dividends Received                             $  108            $   97           $   94
                                                                     ======            ======           ======


NOTE 3 - INVESTMENT SECURITIES

    Investment securities as of September 30, 2000 and 1999 consisted of the following:

                                                             Amortized      Unrealized        Unrealized       Market
                                                               Cost            Gains            Losses         Value
                                                             ---------      ----------        ----------       ------
       2000                                                                    (In Thousands)
       ----
       U.S. Government and Federal Agency
           Obligations Held to Maturity                       $14,842           $ 42            $(372)        $14,512
                                                              =======           ====            ======        =======

       1999
       ----
       U.S. Government and Federal Agency
           Obligations Held to Maturity                       $16,999           $  4            $(339)        $16,664
                                                              =======           ====            ======        =======


    The following is a summary of maturities of securities held-to-maturity as of September 30, 2000:

                                                     Amortized        Estimated
    Amounts maturing in:                               Cost          Market Value
                                                     ---------       ------------
                                                           (In Thousands)
           One year or less                           $     -          $     -
           After one year through five years           13,992           13,620
           After five through ten years                   850              892
                                                      -------          -------

           Totals                                     $14,842          $14,512
                                                      =======          =======

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

    The following is a summary of interest earned on investments:

                                                                           2000            1999              1998
                                                                          ------          ------            ------
                                                                                      (In Thousands)
           U.S. Government and Agency Securities                          $  942          $1,133            $  946
           Corporate Notes                                                     -              35                68
           Dividends on FHLB Stock                                           108              98                94
                                                                          ------          ------            ------

                                                                          $1,050          $1,266            $1,108
                                                                          ======          ======            ======


NOTE 4 - MORTGAGE-BACKED SECURITIES

    The balances in mortgage-backed securities as of September 30, 2000 and 1999 were comprised of:

                                                             Amortized       Unrealized      Unrealized       Market
                                                               Cost             Gains          Losses         Value
                                                             ---------       ----------      ----------       ------
    2000                                                                           (In Thousands)
    ----
    Government National Mortgage
       Association                                            $ 3,953            $ 35           $ (55)        $ 3,933
    Federal National Mortgage Association                       9,874               1            (193)          9,682
    Federal Home Loan Mortgage Corporation                      2,810               3             (68)          2,745
                                                              -------            ----           ------        -------

         Totals                                               $16,637            $ 39           $(316)        $16,360
                                                              =======            ====           =====         =======

    1999                                                                           (In Thousands)
    ----
    Government National Mortgage
       Association                                            $ 4,452            $ 57           $ (57)        $ 4,452
    Federal National Mortgage Association                      11,925              24            (301)         11,648
    Federal Home Loan Mortgage Corporation                      3,591              27            (108)          3,510
                                                              -------            ----           -----         -------

         Totals                                               $19,968            $108           $(466)        $19,610
                                                              =======            ====           =====         =======

    The following is a summary of maturities of mortgaged-backed securities held to maturity as of September 30, 2000:

       Amounts maturing in:

                                                                           Cost                  Market Value
                                                                           ----                  ------------
                                                                                   (In Thousands)
           After one year through five years                              $ 1,581                   $ 1,539
           After five years through ten years                               2,662                     2,613
           After ten years                                                 12,394                    12,208
                                                                          -------                   -------

              Totals                                                      $16,637                   $16,360
                                                                          =======                   =======

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOSSES ON LOANS

    The balances in loans receivable as of September 30, 2000 and 1999 were comprised of:

                                                  2000              1999
                                                 -------           -------
                                                       (In Thousands)
      Mortgage Loans:
      One-to Four-Family Residential             $60,994           $58,675
      Other                                       12,330            14,603
      Loans on Deposits                              187                38
                                                 -------           -------
                                                  73,511            73,316

      Less:
      Net Deferred Loan Origination Fees            (711)             (753)
      Loans in Process                            (1,818)           (3,174)
      Allowance for Losses on Loans                 (300)             (300)
                                                 -------           -------
        Loans Receivable, Net                    $70,682           $69,089
                                                 =======           =======

    A summary of activity in the allowance for loan losses for September 30, 2000, 1999 and 1998 is as follows:

                                               2000          1999           1998
                                               ----          ----           ----
                                                        (In Thousands)
     Balance at Beginning of the Year          $300          $300           $300
     Additions to Allowance                       -             8             74

     Charge Offs During the Year                  -            (8)           (74)
                                               ----          ----           ----

         Balance at End of the Year            $300          $300           $300
                                               ====          ====           ====


    The Bank had no loans on non-accrual status as of September 30, 2000 and 1999.

NOTE 6 - LOAN COMMITMENTS

    As of September 30, 2000, the Bank had fixed- and adjustable-rate loan commitments as follows:

                                                    FIXED        ADJUSTABLE        TOTAL
                                                    -----        ----------        -----
                                                               (In Thousands)
         First Mortgage Loans
         on One- to Four-Family
         Residential Property                        $252           $275           $ 527
                                                     ====           ====           =====

            Weighted Average Interest Rates          9.66%          7.64%           8.60%
                                                     ====           ====           =====

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 7 - ACCRUED INTEREST RECEIVABLE

    Accrued interest at September 30, 2000 and 1999 consisted of the following:

                                                                                 2000              1999
                                                                                -------           -------
                                                                                     (In Thousands)

    Loans                                                                       $   477           $   458
    Mortgage-Backed Securities                                                      107               127
    Investments and Other                                                           252               282
                                                                                -------           -------

       Totals                                                                   $   836           $   867
                                                                                =======           =======


NOTE 8 - PREMISES AND EQUIPMENT

    Premises and equipment as of September 30, 2000 and 1999 was comprised of:

       Land                                                                     $   347           $   347
       Buildings and Improvements                                                 1,992             1,984
       Furniture and Equipment                                                      611               620
                                                                                -------           -------


                                                                                  2,950             2,951
            Accumulated Depreciation                                             (1,450)           (1,417)
                                                                                -------           -------

            Premises and Equipment, Net                                         $ 1,500           $ 1,534
                                                                                =======           =======


NOTE 9 - DEPOSITS

    A breakdown of deposits by interest rates and types as of September 30, 2000 and 1999 follows:

                                                            2000                             1999
                                                            ----                             ----
            Balances by Interest Rate               Amount        Percent            Amount         Percent
            -------------------------               ------        -------            ------         -------
                                                                       (In Thousands)
            Passbooks (2000 - 2.75%,
            1999 -2.75%)                           $11,900         15.77%            $13,082         16.02%
            Money Market Deposit Accounts
            (2000 - 2.50%, 1999 - 2.50%)             7,759         10.28               9,638         11.81
            Now Accounts (2000 - 2.00%,
            1999 - 2.00%)                            4,730          6.27               5,187          6.35
            Christmas Club
            (Non-Interest Bearing)                      64           .09                  60           .07
            Certificates of Deposit:
                  3.00% - 4.00%                         40           .05                  42           .05
                  4.01% - 5.00%                      4,343          5.76              30,781         37.70
                  5.01% - 6.00%                     18,997         25.17              17,454         21.37
                  6.01% - 7.00%                     27,173         36.01               5,410          6.63
                  7.01% - 8.00%                        456           .60                   -             -
                                                   -------        ------             -------        ------

                  Totals                           $75,462        100.00%            $81,654        100.00%
                                                   =======        ======             =======        ======

       For NOW accounts and money market accounts, bonus interest rates are paid on balances over $2,500 of .25%.

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 9 - DEPOSITS (CONTINUED)

    The scheduled maturities of certificate accounts are as follows:

                                                                   Years Ended September 30,
                                              ---------------------------------------------------------------------
                                               2001         2002             2003              2004          Total
                                              -------      -------          ------             ----         -------
                                                                        (In Thousands)
                    3.00% and under           $     -      $    40          $    -             $  -         $    40
                    4.01%-4.50%                     -            -               -                -               -
                    4.51%-5.00%                 3,411          932               -                -           4,343
                    5.01%-5.50%                 2,269        2,599           2,290              340           7,498
                    5.51%-6.00%                 7,894        2,500             983              122          11,499
                    6.01%-6.50%                16,642        5,646             436              293          23,017
                    6.51%-7.00%                   596        3,560               -                -           4,156
                    7.01%-7.50%                     -          456               -                -             456
                                              -------      -------          ------             ----         -------

                    Totals                    $30,812      $15,733          $3,709             $755         $51,009
                                              =======      =======          ======             ====         =======

    The total of deposit accounts with a balance of $100,000 or more was approximately $5,884,000 and $7,913,000 at September 30, 2000 and 1999,
    respectively. Deposits in excess of $100,000 are not totally insured.

    Savings deposit customers are primarily Northern Kentucky area individuals and businesses.

    Interest expense on deposits is summarized as follows:

                                                                           Years Ended September 30,
                                                                  ------------------------------------------
                                                                   2000              1999              1998
                                                                  ------            ------            ------
                                                                                (In Thousands)
           Passbook Savings Accounts                              $  345            $  359            $  392
           Money Market Deposit Accounts                             249               274               403
           Certificates of Deposit                                 2,770             2,927             3,296
           Now Accounts                                              114               105               100
                                                                  ------            ------            ------

           Interest Expense on Deposits                           $3,478            $3,665            $4,191
                                                                  ======            ======            ======


NOTE 10 - FEDERAL HOME LOAN BANK (FHLB) ADVANCES

    At September 30, 2000 and 1999, the Bank had outstanding FHLB advances of $6,000,000 and $1,000,000, respectively. FHLB advances which were 90-day advances totaled $4,000,000 and carried an adjustable interest rate at September 30, 2000 of 6.9%. FHLB advances which were 180-day advances, due January 22, 2001, totaled $2,000,000 and carried a fixed interest rate of 6.89%. The advances were collateralized by the Bank's first mortgage loans.

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

   Accounting principles require that any third party borrowing by the ESOP be reflected as a liability on the Company's consolidated statements of financial condition. Since the ESOP borrowed from the Company, such obligation is not treated as a liability, but is excluded from stockholders' equity. If the ESOP purchases newly issued shares from the Company, total shareholders' equity would neither increase nor decrease, but per share shareholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

   The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the regulations of the IRS and the Department of Labor thereunder.

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

   The fair value of the 169,333 and 204,519 unearned ESOP shares at September 30, 2000 and 1999 was approximately $1,439,000 and $2,710,000, respectively. Shares committed to be released during 2000 and 1999 were 35,186 and 36,573, respectively. Shares allocated during 2000 and 1999 were 35,186 and 36,573, respectively.

   Employee and employer contributions to the 401(k) plan, retirement plan expense and ESOP expense were as follows:

                                                                         Years Ended September 30,
                                                                    ----------------------------------
                                                                    2000            1999          1998
                                                                    ----            ----          ----
                                                                              (In Thousands)
            401(k) Plan
               Employee Contributions                               $ 69            $ 66          $ 68
               Employer Contributions                                 34              33            31
            Multi-Employer Defined
               Benefit Retirement Plan                                84              81            87
            ESOP                                                     377             403           263


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

                                                         2000            1999
                                                         ----            ----
                                                           (In Thousands)
       Deferred Tax Assets
           Net Operating Loss (Company)                 $   -           $ 164
           Accrued RRP                                     14              20
           Allowance for Loan Losses                      102             102
                                                        -----           -----

               Total Deferred Tax Asset                   116             286
                                                        -----           -----

       Deferred Tax Liabilities
           Book Value of Federal Home Loan
             Bank Stock Over Tax Basis                    291             250
           Special Tax Bad Debt Deduction                  42              58
           Depreciation                                    33              23
                                                        -----           -----

                Total Deferred Tax Liabilities            366             331
                                                        -----           -----

                Net Deferred Asset (Liability)          $(250)          $ (45)
                                                        =====           =====

    No valuation allowance has been provided for deferred tax assets because management expects to be able to benefit from these temporary deductible differences.

    A reconciliation of income tax expense at the statutory rate (34% for all periods) to income tax expense at the Company's effective rate is as follows:

                                              2000            1999          1998
                                              ----            ----          ----
                                                        (In Thousands)
        Computed Tax at the Expected
          Statutory Rate                      $345            $509          $382
        Nondeductible Expenses                   1               -             1
        Other Differences                       (1)              -            (3)
                                              ----            ----          ----

                                              $345            $509          $380
                                              ====            ====          ====

       Effective Rate                           34%             34%           34%
                                              ====            ====          ====

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 14 - INCOME TAXES (CONTINUED)

    The components of income tax expense at September 30 are summarized as follows:

                                                                         2000             1999             1998
                                                                         ----             ----             ----
                                                                                    (In Thousands)
          Current Tax Expense                                            $140             $636             $370
          Deferred Tax (Benefit) Expense                                  205             (127)              10
                                                                         ----             ----             ----

              Income Tax Expense                                         $345             $509             $380
                                                                         ====             ====             ====


NOTE 15 - STOCK COMPENSATION PLANS

    On July 15, 1999, the shareholders approved a Recognition and Retention Plan ("RRP") and the Company awarded 106,438 common shares to various employees. These awards vest ratably over a five-year period commencing in July 2000. A provision of $200,000 and $53,000 was charged to expense during the years ended September 30, 2000 and 1999, respectively.

    Also, on July 15, 1999, the shareholders approved a Stock Option and Incentive Plan (the "Plan") providing for 266,095 shares of the Company to be reserved for issuance upon the exercise of options at the fair value at the date of the grant. Options have been granted for 252,600 shares to members of the board, executive officers and certain employees at the fair value of $11.00 per share. As of September 30, 2000, none of the stock options granted have been exercised.

    SFAS No. 123 "Accounting for Stock-Based Compensation" contains a fair-value based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25. "Accounting for Stock Issued to Employees". Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair-value based method of accounting defined in SFAS No. 123 had been applied.

    The Company utilized APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method utilized in SFAS No. 123, the Corporation's net earnings and earnings per share for 1999 would have been reduced to the pro forma amounts indicated below:

                                                     1999
                                      --------------------------------
                                      As Reported            Pro Forma
                                      -----------            ---------
                                      (In Thousands except share data)
       Net Income                        $ 989                 $ 741
                                         =====                 =====
       Earnings Per Share
         Basic                           $0.40                 $0.30
                                         =====                 =====
         Diluted                         $0.40                 $0.30
                                         =====                 =====

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 15 - STOCK COMPENSATION PLANS (CONTINUED)

    The fair value of each option grant is estimated on the date of grant based on the following assumptions: dividend yield of 2.00%, expected volatility of 10%, a risk-free interest rate of 5.5% and expected lives of ten years.

NOTE 16 - RELATED PARTY TRANSACTIONS

    The Bank has mortgage loans outstanding with various officers, directors, employees and their relatives. The activity on these loans is shown below:

                                                                               2000             1999
                                                                               ----             ----
                                                                                  (In Thousands)
    Balance at Beginning of Year                                              $1,330           $1,078
    New Loans Made                                                               450              396
    Payment of Principal                                                        (241)            (144)
                                                                              ------           ------

        Balance at End of Year                                                $1,539           $1,330
                                                                              ======           ======

    The Bank has a policy that loans are granted to officers and employees on their primary residence at interest rates that are discounted by 1% from the Bank's normal lending rate. The rate is only in effect while the person is affiliated with the Bank. Also, this policy allows officers and employees to finance investment property at rates and costs available to the general public. All of these loans require board approval and will be repaid with regular monthly payments in the ordinary course of business.

    The Bank had deposits from various officers and directors totaling approximately $1,325,000 and $1,317,000 as of September 30, 2000 and 1999, respectively.

NOTE 17 - INTEREST RATE RISK

    The Bank is engaged principally in providing first mortgage loans to individuals on residential properties. At September 30, 2000, the Bank's assets consisted of significant amounts of mortgages that earned interest at fixed interest rates. Those assets were funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 17 - INTEREST RATE RISK (CONTINUED)

    At September 30, 2000, the Bank had interest-earning loans (including mortgage-backed securities) and interest-bearing deposits as follows:

                                                                                 Effective
                                                                                 Interest         Maximum
                                                                Amount             Rate        Terms/Duration
                                                                ------           ---------     --------------
                                                                     (In millions, except percents)
    INTEREST-EARNING LOANS
       Fixed Mortgages and MBS's                                $75.1              7.88%          30 Years
       Adjustable Mortgages and MBS's                           $15.0              7.31%          30 Years

    INTEREST-BEARING LIABILITIES
       Deposit Accounts                                         $75.5              4.59%           5 Years
       Short-Term Borrowings                                    $ 6.0              6.35%           1 Year


NOTE 18 - RECONCILIATION OF NET INCOME AND RETAINED EARNINGS

    A reconciliation of net income and retained earnings per these audited financial statements with reports filed with the Office of Thrift Supervision (OTS) as of September 30, 2000, 1999 and 1998 is as follows:

                                                           Years Ended September 30,
                                                  -------------------------------------------
                                                   2000              1999              1998
                                                   ----              ----              ----
                                                                (In Thousands)
      Net Income
        Per OTS Report                            $   500           $   878           $   540
        Net Income from Holding Company
           (Adjusted for Consolidating
           Items)                                     170               111               204
           Net Income Per Statements              -------           -------           -------
                of Income                         $   670           $   989           $   744
                                                  =======           =======           =======

      Retained Earnings
        Per OTS Report                            $15,624           $14,508           $13,630
        Net Retained Earnings of Holding
           Company (Adjusted for Con-
           solidating Items)                       (1,807)             (618)               17
                                                  -------           -------           -------
              Retained Earnings Per
                Balance Sheets                    $13,817           $13,890           $13,647
                                                  =======           =======           =======

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 19 - REGULATORY CAPITAL REQUIREMENTS

    Regulations require that the Bank meet certain minimum capital standards. Additional regulations provide that the OTS may require corrective action when a savings association's capital ratios fall below certain levels.

    The tangible capital requirement requires savings associations to maintain "tangible capital" of not less then 1.5% of the association's adjusted total assets. Tangible capital is defined in the OTS regulations as core capital minus intangible assets.

    "Core capital" is comprised of common shareholders' equity (including retained earnings), noncumulative preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual associations. OTS regulations require savings associations to maintain core capital of at least 4% of the association's total assets, except for those associations with the highest examination rating and acceptable levels of risk.

    OTS regulations require that savings associations maintain "risk-based capital" in an amount not less than 8% of "risk-weighted assets." Risk-based capital is defined as adjusted core capital plus certain additional items of capital, which in the case of the Bank includes a general loan loss allowance of $300,000 at September 30, 2000.

    The regulatory requirements and the Bank's actual capital at September 30, 2000 and 1999, are set forth below:

                                                                                                           TO BE WELL
                                                                             MINIMUM REQUIRED          CAPITALIZED UNDER
                                                                                FOR CAPITAL            PROMPT CORRECTIVE
                                                        ACTUAL              ADEQUACY PURPOSES          ACTION PROVISIONS
                                                 -------------------      ---------------------       -------------------
                                                 AMOUNT        RATIO      AMOUNT          RATIO       AMOUNT        RATIO
                                                 ------        -----      ------          -----       ------        -----
    As of September 30, 2000

    Total Risk-Based Capital                    $28,665        57.8%      $3,966           8.0%       $4,957        10.0%
      (to Risk-Weighted Assets)
    Tier 1 Capital                               28,365        57.2          N/A           N/A         2,974         6.0
      (to Risk-Weighted Assets)
    Tier 1 Capital                               28,365        25.4        4,466           4.0         5,583         5.0
      (to Total Assets)
    Tangible Capital                             28,365        25.4        1,675           1.5           n/a         n/a
      (to Total Assets)

    As of September 30, 1999

    Total Risk-Based Capital                     27,549        55.4        3,981           8.0         4,976        10.0
      (to Risk-Weighted Assets)
    Tier 1 Capital                               27,249        54.8          N/A           N/A         2,986         6.0
      (to Risk-Weighted Assets)
    Tier 1 Capital                               27,249        23.9        4,560           4.0         5,699         5.0
      (to Total Assets)
    Tangible Capital                             27,249        23.9        1,710           1.5           n/a         n/a
      (to Total Assets)

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

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 20 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

       Deposits: The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to amounts payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

    The estimated fair values of the Bank's financial instruments are as follows:

                                              SEPTEMBER 30, 2000
                                           ------------------------
                                           AMOUNT            VALUE
                                           -------          -------
                                                (In Thousands)
    Financial Assets:
       Cash and Cash Equivalents           $ 4,990          $ 4,990
       Investment Securities                14,842           14,512
       Mortgage-backed Securities           16,637           16,360
       Loans, Net                           70,682           70,542

    Financial Liabilities:
       Deposits                             75,462           74,993
       FHLB Advances                         6,000            6,000

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

NOTE 22 - EARNINGS PER SHARE

     The basic earnings per share amounts for the years ended September 30, 2000 and 1999 are based upon the average outstanding shares of the Company reduced by the unreleased shares of the ESOP.

     The basic average number of shares outstanding was approximately 2,448,000 and 2,458,000 for the years ended September 30, 2000 and 1999, respectively.

     The diluted earnings per share amounts are based upon the basic shares outstanding, because options on 252,600 shares were not taken into account because of their anti-dilutive effects.

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

     The Conversion was completed on April 15, 1998, and resulted in the issuance of 2,671,450 common shares of the Company, which, after consideration of offering expenses totaling approximately $775,000 and shares purchased by the ESOP for $2.1 million, resulted in net proceeds of $23.8 million.

     At the time of the Conversion, the Bank established a liquidation account in an amount equal to its regulatory capital as of September 30, 1997. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank. The liquidation account will be reduced annually to the extent eligible depositors have reduced their qualifying deposits. Subsequent increases in deposits will not restore an eligible account holder's interest in the liquidation account. In the event of complete liquidation, and only in such event, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends that would reduce shareholders' equity below the required liquidation account balance.

     Under OTS regulations, limitations have been imposed on all "capital distributions", including cash dividends by savings institutions. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts that are both well-capitalized and given favorable qualitative examination ratings by the OTS.

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTE 24 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The following table summarizes the Company's quarterly results for the years ended September 30, 2000 and 1999.

                                                                                       Three Months Ended
                                                                    ------------------------------------------------------------
                                                                    December 31,     March 31,        June 30,     September 30,
                                                                        1999            2000            2000            2000
                                                                       ------          ------          ------          ------
    Total Interest Income                                              $2,047          $2,028          $2,023          $2,043
    Total Interest Expense                                                899             928             987           1,015
                                                                       ------          ------          ------          ------

    Net Interest Income                                                 1,148           1,100           1,036           1,028
    Provision for Losses on Loans                                           -               -               -               -
    Other Income                                                           48              24              23              25
    General, Administrative and
      Other Expense                                                       912             898             779             828
                                                                       ------          ------          ------          ------

    Earnings Before Income Taxes                                          284             226             280             225
    Federal Income Taxes                                                   96              77              95              77
                                                                       ------          ------          ------          ------

    Net Earnings                                                       $  188          $  149          $  185          $  148
                                                                       ======          ======          ======          ======

    Earnings Per Share:
       Basic                                                           $  .08          $  .06          $  .07          $  .06
                                                                       ======          ======          ======          ======

       Diluted                                                         $  .08          $  .06          $  .07          $  .06
                                                                       ======          ======          ======          ======



                                                                    December 31,     March 31,        June 30,     September 30,
                                                                        1998            1999            1999            1999
                                                                       ------          ------          ------          ------
    Total Interest Income                                              $2,132          $2,126          $2,085          $2,037
    Total Interest Expense                                                935             929             911             892
                                                                       ------          ------          ------          ------

    Net Interest Income                                                 1,197           1,197           1,174           1,145
    Provision for Losses on Loans                                           -               -               -               8
    Other Income                                                           31              27              27              32
    General, Administrative and
      Other Expense                                                       800             128             140              96
                                                                       ------          ------          ------          ------

    Earnings Before Income Taxes                                          428             376             411             283
    Federal Income Taxes                                                  145             128             140              96
                                                                                                                       ------

    Net Earnings                                                       $  283          $  248          $  271          $  187
                                                                       ======          ======          ======          ======

    Earnings Per Share:
       Basic                                                           $  .11          $  .10          $  .11          $  .08
                                                                       ======          ======          ======          ======

       Diluted                                                         $  .11          $  .10          $  .11          $  .08
                                                                       ======          ======          ======          ======

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 25 - CONDENSED FINANCIAL STATEMENTS OF COLUMBIA FINANCIAL OF KENTUCKY, INC.

     The following condensed financial statements summarize the consolidated financial position of Columbia Financial of Kentucky, Inc., as of September 30, 2000 and 1999 and the results of operations and cash flows for the years ended September 30, 2000 and 1999.

                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
                        STATEMENT OF FINANCIAL CONDITION
                                 (IN THOUSANDS)

                                                                          September 30,
                                                                    -------------------------
                                                                     2000              1999
                                                                     ----              ----
                                     ASSETS
    ASSETS
       Cash and Cash Equivalents                                    $   366           $ 2,796
       Investment in Columbia Federal Savings Bank                   28,365            27,249
       Other Assets                                                       3                 2
       Due from Columbia Federal Savings Bank                           404                 -
       Deferred Tax Asset                                                14               184
                                                                    -------           -------

           TOTAL ASSETS                                             $29,152           $30,231
                                                                    =======           =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY
    LIABILITIES
       Accrued RRP Expenses                                         $    41           $    53
                                                                    -------           -------

    SHAREHOLDERS' EQUITY
       Common Shares and Additional Paid-In Capital                  32,129            31,862
       Treasury Shares                                                 (489)             (262)
       Retained (Deficit) Earnings                                      (46)              221
       Unearned ESOP                                                 (1,360)           (1,643)
       Unearned RRP                                                  (1,123)                -
                                                                    -------           -------

           TOTAL SHAREHOLDERS' EQUITY                                29,111            30,178
                                                                    -------           -------

           TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $29,152           $30,231
                                                                    =======           =======

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 25 - CONDENSED FINANCIAL STATEMENTS OF COLUMBIA FINANCIAL OF KENTUCKY, INC. (CONTINUED)

                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
                              STATEMENT OF INCOME
                                 (IN THOUSANDS)

                                                          Years Ended September 30,
                                                          -------------------------
                                                            2000             1999
                                                            ----             ----
        REVENUE
           Interest Income                                 $  197           $  423
           Equity in Earnings of Columbia Federal
               Savings Bank                                 1,116              878
                                                           ------           ------

               Total Revenue                                1,313            1,301

        GENERAL AND ADMINISTRATIVE EXPENSES                   725              644
                                                           ------           ------

               Net Income Before Income Taxes                 588              657

        Federal Income Tax (Expense) Benefit                 (113)             138
                                                           ------           ------

                    NET INCOME                             $  475           $  795
                                                           ======           ======

                             COLUMBIA FINANCIAL OF KENTUCKY, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


NOTE 25 - CONDENSED FINANCIAL STATEMENTS OF COLUMBIA FINANCIAL OF KENTUCKY, INC. (CONTINUED)

                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                Years Ended September 30,
                                                                                -------------------------
                                                                                 2000              1999
                                                                                 ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                                  $   475           $    795
     Reconciliation of Net Income with
         Cash Flows from Operations:
              Undistributed Earnings of Columbia Federal Savings Bank           (1,116)              (879)
              Deferred Federal Income Tax                                          170               (138)
              Shares Released to ESOP                                              355                403
              Changes In
                Accrued Interest Receivable                                          -                 15
                Other Assets                                                        (1)                 2
                Accrued RRP Expenses                                               (12)                53
                                                                               -------           --------

     NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES                             (129)               251
                                                                               -------           --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Repayment of Loan to ESOP                                          196                194
  Proceeds from Investment Securities                                                -              1,091
  Increase in Advances to Subsidiary                                              (404)                 -
                                                                               -------           --------

     NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES                             (208)             1,285
                                                                               -------           --------

CASH FLOWS FROM FINANCING ACTIVITIES
Treasury Shares Purchased                                                         (227)              (262)
RRP Shares Purchased                                                            (1,123)                 -
Capital Distributions Paid                                                        (743)            (8,670)
                                                                               -------           --------

     NET CASH USED BY FINANCING ACTIVITIES                                      (2,093)            (8,932)
                                                                               -------           --------

     CHANGES IN CASH AND CASH EQUIVALENTS                                       (2,430)            (7,396)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                   2,796             10,192
                                                                               -------           --------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                       $   366           $  2,796
                                                                               =======           ========